Filed Pursuant to Rule 424(b)(2)

Registration No. 333-232144

Pricing Supplement dated October 14, 2020 to the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Prospectus Addendum dated May 11, 2020

$250,000,000 iPath® Pure Beta Broad Commodity ETN

This pricing supplement relates to the iPath® Pure Beta Broad Commodity Exchange-Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. The ETNs do not guarantee any return of principal at or prior to maturity and do not pay any interest during their term. Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index, less an investor fee and a futures execution cost.

You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity, including any repayment of principal, is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC.  See “Risk Factors” beginning on page PS-11 of this pricing supplement for risks relating to an investment in the ETNs.

THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO COMMODITIES OR THEIR SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF THE RELEVANT COMMODITIES.  In addition, the nature of the futures market has historically resulted in a significant cost to maintain a rolling position in the futures contracts underlying the Index.  As a result, the level of the Index, which tracks a rolling position in specified futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period.  The price of relevant commodities will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance.  In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held.  For more information, see “Risk Factors” beginning on page PS-11 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in commodities as an asset class generally.  Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

Furthermore, because the investor fee and futures execution cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee and futures execution cost, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $50

Inception, Issuance and Maturity: The ETNs were first sold on April 20, 2011, were first issued on April 26, 2011, and will be due on April 18, 2041.

Secondary Market: We have listed the ETNs on the NYSE Arca exchange (“NYSE Arca”) under the ticker symbol “BCM.” To the extent an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange.

CUSIP Number: 06740P114

ISIN: US06740P1140

Underlying Index: The return on the ETNs is linked to the performance of the Barclays Commodity Index Pure Beta TR (the “Index”). The Index is designed to give investors exposure to total returns of the commodities included in the Barclays Commodity Index Total Return (the “Reference Index”), while mitigating the effects of certain distortions in the commodity markets on such returns through the application of the Barclays Pure Beta Series 2 Methodology.  The Index is comprised of a basket of exchange-traded futures contracts for the same commodities that are included in the Reference Index, as adjusted from time to time.  However, unlike the Reference Index, which rolls its exposure to the futures contracts on a monthly basis in accordance with a pre-

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determined roll schedule, the Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Pure Beta Series 2 Methodology.  The Index and the Reference Index were created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index and Reference Index.  The Index and Reference Index are administered, calculated and published by Barclays Index Administration (the “Index Sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.

Payment at Maturity

Payment at Maturity:  If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

Closing Indicative Value:  The closing indicative value per ETN on any given calendar day will be calculated in the following manner:  The closing indicative value on the inception date was $50.  On each subsequent calendar day until maturity or early redemption of the ETNs, the closing indicative value per ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day minus (4) the futures execution cost on such calendar day.  An “index business day” is a day on which the Index is calculated, as determined by the NYSE Holiday & Hours schedule, as published on https://www.nyse.com/markets/hours-calendars or any successor website thereto.

The closing indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price.  The market price of the ETNs at any time may vary significantly from the closing indicative value.

Daily Index Factor:  The daily index factor for the ETNs on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Futures Execution Cost: The futures execution cost is designed to approximate the estimated costs of maintaining a rolling position in the futures contracts underlying the Index. The futures execution cost per ETN on any given calendar day will be calculated in the following manner:  The futures execution cost for the ETNs on the inception date will equal zero.  On each subsequent calendar day until maturity or early redemption of the ETNs, the futures execution cost for each ETN will be equal to (1) 0.10% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the daily index factor on such calendar day (or, if such day is not an index business day, one) divided by (4) 365. The net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year.  Because the net effect of the futures execution cost is a fixed percentage of the value of each ETN, the aggregate effect of the futures execution cost will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Investor Fee:  The investor fee per ETN on the inception date was zero.  On each subsequent calendar day until and including August 31, 2016, the investor fee per ETN was equal to (1) 0.75% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  For the period beginning on, but excluding, August 31, 2016 and ending on, and including, the redemption date or the maturity date, the investor fee per ETN on any calendar day will be equal to (1) 0.60% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.

The investor fee reduces the daily return of the ETNs. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.75% per year for the period from the inception date to, and including, August 31, 2016 or 0.60% per year for the period beginning after August 31, 2016.  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Intraday Indicative Value:  The intraday indicative value for the ETNs is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day.  Intraday indicative value differs from closing indicative value in two important respects:  First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee and the futures execution cost for the ETNs at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee or the futures execution cost of the ETNs accruing during the course of the current day.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as

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a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the Index Sponsor and the relevant exchange of the futures contracts included in the Index and technical or human errors by service providers, market participants and others.

Early Redemption

Holder Redemption: Subject to the notification requirements described below, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative value on the applicable valuation date. You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 50,000 ETNs or fewer than 50,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs. In order to redeem your ETNs on a redemption date, you must deliver a notice of holder redemption to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the ETNs — Early Holder Redemption Procedures.” If you fail to comply with these procedures, your notice will be deemed ineffective.

Notwithstanding the foregoing, beginning after the close of trading on February 28, 2020 we have reduced the minimum redemption amount to 5,000 ETNs.  Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until February 28, 2022, unless extended at Barclays’ sole discretion.  We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

The closing indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. The market price of the ETNs at any time may vary significantly from the closing indicative value.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs to be redeemed not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date.

Valuation Date: A valuation date for the ETNs means each business day from April 20, 2011 to April 15, 2041, inclusive (subject to the occurrence of a market disruption event) or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to April 15, 2041 as the “final valuation date.”

Redemption Date: In the case of holder redemption, a redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.  In the case of issuer redemption, the redemption date is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

Trading Day: A trading day is a day on which (i) the level of the Index is published by the Index Sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts underlying the Index are traded, in each case as determined by the calculation agent in its sole discretion.

Sale to Public

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  However, we are under no obligation to issue or sell ETNs at any time.  If we limit,

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restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.  Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Pricing Supplement dated October 14, 2020

Issued in denominations of $50

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-11
THE INDEX – GENERAL INFORMATION	PS-22
VALUATION OF THE ETNS	PS-51
SPECIFIC TERMS OF THE ETNS	PS-53
CLEARANCE AND SETTLEMENT	PS-60
USE OF PROCEEDS AND HEDGING	PS-60
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-60
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-63
NOTICE OF HOLDER REDEMPTION	A-1
CONFIRMATION OF HOLDER REDEMPTION	B-1

PROSPECTUS ADDENDUM

RISK FACTORS	PA-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-38
TERMS OF THE NOTES	S-41
INTEREST MECHANICS	S-50
TERMS OF THE WARRANTS	S-53
REFERENCE ASSETS	S-60
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-97
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-99
USE OF PROCEEDS AND HEDGING	S-108
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-109
VALIDITY OF SECURITIES	S-129

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	36
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	76
PLAN OF DISTRIBUTION	78
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	81
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	82
EXPERTS	82
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Pure Beta Broad Commodity Exchange-Traded Notes (the “ETNs”) linked to the performance of the Barclays Commodity Index Pure Beta TR (the “Index”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 1, 2019, references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 1, 2019, which supplements the prospectus, and references to the “prospectus addendum” mean our accompanying prospectus addendum, dated May, 11, 2002, which supplements the prospectus and prospectus supplement.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.  We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the prevailing intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at are upon or automatically. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

This section summarizes the following aspects of the ETNs:

•                        What are the ETNs and how do they work?

•                        How do you redeem your ETNs?

•                        What are some of the risks of the ETNs?

•                        Is this the right investment for you?

•                        What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC.  The ETNs will be issued in denominations of $50.  The return on the ETNs is linked to the performance of the Index.

We have listed the ETNs on NYSE Arca. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in the secondary market.

THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO COMMODITIES OR ITS SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF THE RELEVANT COMMODITIES.  In addition, the nature of the futures market for relevant commodities has historically resulted in a significant cost to maintain a rolling position in the futures contracts underlying the Index.  As a result, the level of the Index, which tracks a rolling position in specified futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period.  The price of relevant commodities will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance.  In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held.  For more information, see “Risk Factors” beginning on page PS-11 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in commodities as an asset class generally.  Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

The Index

The return on the ETNs is linked to the performance of the Index. The Index seeks to provide investors exposure to total returns of the commodities included in the Barclays Commodity Index Total Return (the “Reference Index”) while mitigating the effects of certain distortions in the commodity markets on such returns through the application of the Barclays Pure Beta Series 2 Methodology.  The Index is comprised of a basket of exchange-traded futures contracts for the same commodities that are included in the Reference Index, as adjusted from time to time.  However, unlike the Reference Index, which rolls its exposure to the futures contracts on a monthly basis in accordance with a pre-determined roll schedule, the Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Pure Beta Series 2 Methodology.   The Index is administered, calculated and published by Barclays Index Administration (the “Index Sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.

Inception, Issuance and Maturity

The ETNs were first sold on April 20, 2011, which we refer to as the “inception date.” The ETNs was first issued on April 26, 2011, and each is due on April 18, 2041.

Payment at Maturity or Upon Early Redemption

If you or we have not previously redeemed your ETNs, you will receive a cash payment in U.S. dollars at maturity per ETN in an amount equal to the applicable closing indicative value on the final valuation date for your ETNs. Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 ETNs of the same series for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the applicable closing indicative value on the applicable valuation date.

Prior to maturity, we may redeem a series of ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the series of ETNs to be redeemed not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem a series of ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date.

Understanding the Value of the ETNs

The “principal amount” is $50.00 per ETN, which is the initial offering price at which the ETNs were sold on the inception date.

The “closing indicative value” per ETN is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The calculation of the closing indicative value on any valuation date following the initial valuation date is based on the closing indicative value for the immediately preceding calendar day.  As a result, the closing indicative value differs from the intraday indicative value or the trading price of the ETNs.  The closing indicative value per ETN on the inception date was $50.  On each subsequent calendar day until maturity or holder redemption or issuer redemption (together, “early redemption”), the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day minus (4) the applicable futures execution cost on such calendar day.

The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects: First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee and the futures execution cost for the ETNs at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee or the futures execution cost of the ETNs accruing during the course of the current day.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price.  Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the Index Sponsor and the relevant exchange of the futures contracts included in the Index and technical or human errors by service providers, market participants and others.

The intraday indicative value is calculated and published every 15 seconds on each trading day from approximately 9:30 a.m. to approximately 4:15 p.m., New York City time by ICE Data Services, LLC, or a successor under the ticker symbol BCM.IV.

The daily settlement price of each futures contract underlying the Index is determined at or prior to 2:30 p.m., New York City time, on each trading day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until after 4:00 p.m., New York City time. The Index Sponsor suspends real-time calculation of the intraday level of the Index following the initial determination of the daily settlement price (subject to adjustment to reflect any late settlement of relevant futures contracts), even though the futures contracts underlying the Index might continue to trade on their markets. As a result, the intraday indicative value (which reflects the most recently published intraday level of the Index) will not reflect any trading in the futures contracts underlying the Index that might take place during this time period. Therefore, during this time period, the intraday indicative value is likely to differ from the value of the ETNs that would be determined if real-time trading data of the futures contracts were used in the calculation. As a result, we expect that the trading price of the ETNs is likely to diverge from the intraday indicative value during this time period, particularly if there is a significant price movement in the futures contracts during this time period.

The intraday indicative value will not be updated to reflect any trading in the futures contracts included in the Index that might take place after 4:15 p.m. The ETNs trade on the NYSE Arca exchange from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading, the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the futures contracts, particularly if there is a significant price movement in the futures contracts during this time period. It is possible that the value of the

ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.

For more information regarding the intraday indicative value, see “Valuation of the ETNs—Intraday Indicative Value” in this pricing supplement.

If you sell your ETNs on the secondary market you will receive the “trading price” for your ETNs, which may be substantially above or below the principal amount, closing indicative value and/or the intraday indicative value because the trading price reflects investor supply and demand for the ETNs.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs.  Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

The ETN performance is linked to the performance of the Index less an investor fee and futures execution cost.  There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Furthermore, because the investor fee and futures execution cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee and futures execution cost, or the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•       deliver a notice of holder redemption, in proper form,  which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date that you specify in such notice. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•       deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•       instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily closing indicative value per ETN, facing Barclays DTC 229; and

•       cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•       Uncertain Principal Repayment — There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.  Furthermore, because the investor fee and futures execution cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee and futures execution cost, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

•       Credit of Issuer — The ETNs are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the ETNs.

•       Issuer Redemption — Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day until and including maturity.

•       Commodity Market Risk — The return on the ETNs is linked to the performance of the Index which, in turn, is linked to the prices of the futures contracts on relevant commodities that comprise the Index. The prices of such futures contracts may change unpredictably, affecting the level of the Index and, consequently, the value of your ETNs in unforeseeable ways.

•       Conflicts of Interest with the Index Sponsor — Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the Index Sponsor. The Index Sponsor may administer, calculate and publish the level of the Index and make determinations in respect of the Index in its role of administering, calculating the level of, and publishing, the Index.   These activities may present the Index Sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is also the issuer of the ETNs. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

•       Limited or Lack of Portfolio Diversification — The index components comprising the Index and the Index itself are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

•       No Interest Payments — You will not receive any periodic interest payments on the ETNs.

•       A Trading Market for the ETNs May Not Exist — Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. Certain affiliates of

Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•       You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs;

•       You intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;

•       You do not seek current income from your investment;

•       You seek an investment with a return linked to the performance of the Index;

•       You are willing to accept the risk of fluctuations in commodity prices in general and prices of the index components;

•       You are willing to accept the risks of an investment linked to the Index, which tracks a rolling position in commodity futures contracts, and in particular risks associated with roll costs reflected in the level of the Index;

•       You believe the level of the Index will increase by an amount sufficient to offset the investor fee and futures execution cost during the term of the ETNs.

•       You are willing to hold securities that are subject to the issuer redemption right on or after the inception date; and

•       You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs and understand that if Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

The ETNs may not be a suitable investment for you if:

•       You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs;

•       You seek current income from your investment;

•       You do not intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;

•       You are not willing to be exposed to fluctuations in commodities prices in general and prices of the index components in particular;

•       You are not willing to accept the risks of an investment linked to the Index, which tracks a rolling position in commodity futures contracts, and in particular risks associated with roll costs reflected in the level of the Index;

•       You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the investor fee and the futures execution cost during the term of the ETNs;

•       You are not willing to hold securities that are subject to the issuer redemption right on or after the inception date;

•       You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; or

•       You are unwilling or unable to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs or you are not willing to be exposed to the risk that if Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments, as discussed further in the section below entitled “Material U.S. Federal

Income Tax Considerations.”  If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

However, the U.S. federal income tax consequences of your investment in the ETNs are uncertain. It is possible that the Internal Revenue Service (the “IRS”) may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”).  Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto).  In addition, Barclays Capital Inc. will not sell the ETNs to a discretionary account without specific written approval from the account holder. For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following hypothetical examples show how the ETNs would perform in hypothetical circumstances, assuming a starting level of 100.000.

Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.75% per year in these examples. Similarly, the net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year in these examples. The figures in these examples use the annualized effect of the investor fee and futures execution cost for convenience.

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances.  Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

Figures for year 30 are as of the final valuation date, and figures for each year prior to year 30 represent the hypothetical amount that would be paid upon early redemption at each anniversary of the issue date, assuming that the relevant valuation date for each early redemption occurs on each anniversary of the inception date.

These hypothetical examples are provided for illustrative purposes only.  Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs. The actual performance of the Index and the ETNs will vary, perhaps significantly, from the examples illustrated below.

A	B	C	D	E	F	G
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Futures Execution Cost	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.75%	C x Previous CINV x 0.10%	Running total of D and E	C x Previous CINV – D-E
0	100.0000	-	-	-	-	$50.0000
1	103.0000	3.00%	$0.3863	$0.0515	$0.4378	$51.0623
2	106.0900	3.00%	$0.3945	$0.0526	$0.4378	$52.1471
3	109.2727	3.00%	$0.4028	$0.0537	$0.8848	$53.2549
4	112.5509	3.00%	$0.4114	$0.0549	$1.3413	$54.3863
5	115.9274	3.00%	$0.4201	$0.0560	$1.8076	$55.5418
6	119.4052	3.00%	$0.4291	$0.0572	$2.2837	$56.7218
7	122.9874	3.00%	$0.4382	$0.0584	$2.7700	$57.9268
8	126.6770	3.00%	$0.4475	$0.0597	$3.2666	$59.1575
9	130.4773	3.00%	$0.4570	$0.0609	$3.7738	$60.4143
10	134.3916	3.00%	$0.4667	$0.0622	$4.2917	$61.6978
11	138.4234	3.00%	$0.4766	$0.0635	$4.8206	$63.0085
12	142.5761	3.00%	$0.4867	$0.0649	$5.3608	$64.3472
13	146.8534	3.00%	$0.4971	$0.0663	$5.9124	$65.7142
14	151.2590	3.00%	$0.5076	$0.0677	$6.4758	$67.1103
15	155.7967	3.00%	$0.5184	$0.0691	$7.0511	$68.5361
16	160.4706	3.00%	$0.5294	$0.0706	$7.6387	$69.9921
17	165.2848	3.00%	$0.5407	$0.0721	$8.2387	$71.4791
18	170.2433	3.00%	$0.5522	$0.0736	$8.8515	$72.9977
19	175.3506	3.00%	$0.5639	$0.0752	$9.4773	$74.5485
20	180.6111	3.00%	$0.5759	$0.0768	$10.1164	$76.1323
21	186.0295	3.00%	$0.5881	$0.0784	$10.7690	$77.7497
22	191.6103	3.00%	$0.6006	$0.0801	$11.4356	$79.4015
23	197.3587	3.00%	$0.6134	$0.0818	$12.1163	$81.0884
24	203.2794	3.00%	$0.6264	$0.0835	$12.8114	$82.8111
25	209.3778	3.00%	$0.6397	$0.0853	$13.5214	$84.5704
26	215.6591	3.00%	$0.6533	$0.0871	$14.2464	$86.3671
27	222.1289	3.00%	$0.6672	$0.0890	$14.9868	$88.2020
28	228.7928	3.00%	$0.6814	$0.0908	$15.7429	$90.0759
29	235.6566	3.00%	$0.6958	$0.0928	$16.5151	$91.9895
30	242.7262	3.00%	$0.7106	$0.0947	$17.3038	$93.9438

			Annualized Index Return			3.00%
			Annualized ETN Return			2.12%

A	B	C	D	E	F	G
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Futures Execution Cost	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.75%	C x Previous CINV x 0.10%	Running total of D and E	C x Previous CINV – D-E
0	100.0000	-	-	-	-	$50.0000
1	100.5000	0.50%	$0.3769	$0.0503	$0.4271	$49.8229
2	101.0025	0.50%	$0.3755	$0.0501	$0.8527	$49.6464
3	101.5075	0.50%	$0.3742	$0.0499	$1.2768	$49.4705
4	102.0151	0.50%	$0.3729	$0.0497	$1.6994	$49.2953
5	102.5251	0.50%	$0.3716	$0.0495	$2.1205	$49.1206
6	103.0378	0.50%	$0.3702	$0.0494	$2.5402	$48.9466
7	103.5529	0.50%	$0.3689	$0.0492	$2.9583	$48.7732
8	104.0707	0.50%	$0.3676	$0.0490	$3.3749	$48.6004
9	104.5911	0.50%	$0.3663	$0.0488	$3.7901	$48.4283
10	105.1140	0.50%	$0.3650	$0.0487	$4.2038	$48.2567
11	105.6396	0.50%	$0.3637	$0.0485	$4.6160	$48.0858
12	106.1678	0.50%	$0.3624	$0.0483	$5.0268	$47.9154
13	106.6986	0.50%	$0.3612	$0.0482	$5.4361	$47.7457
14	107.2321	0.50%	$0.3599	$0.0480	$5.8440	$47.5765
15	107.7683	0.50%	$0.3586	$0.0478	$6.2504	$47.4080
16	108.3071	0.50%	$0.3573	$0.0476	$6.6554	$47.2401
17	108.8487	0.50%	$0.3561	$0.0475	$7.0589	$47.0727
18	109.3929	0.50%	$0.3548	$0.0473	$7.4611	$46.9060
19	109.9399	0.50%	$0.3536	$0.0471	$7.8618	$46.7398
20	110.4896	0.50%	$0.3523	$0.0470	$8.2610	$46.5742
21	111.0420	0.50%	$0.3511	$0.0468	$8.6589	$46.4092
22	111.5972	0.50%	$0.3498	$0.0466	$9.0553	$46.2448
23	112.1552	0.50%	$0.3486	$0.0465	$9.4504	$46.0810
24	112.7160	0.50%	$0.3473	$0.0463	$9.8440	$45.9178
25	113.2796	0.50%	$0.3461	$0.0461	$10.2363	$45.7551
26	113.8460	0.50%	$0.3449	$0.0460	$10.6272	$45.5930
27	114.4152	0.50%	$0.3437	$0.0458	$11.0166	$45.4315
28	114.9873	0.50%	$0.3424	$0.0457	$11.4047	$45.2706
29	115.5622	0.50%	$0.3412	$0.0455	$11.7915	$45.1102
30	116.1400	0.50%	$0.3400	$0.0453	$12.1768	$44.9504

			Annualized Index Return			0.50%
			Annualized ETN Return			-0.35%

A	B	C	D	E	F	G
Year	Index Level	Annualized Index Return	Yearly Investor Fee	Futures Execution Cost	Total	Closing Indicative Value
A	B	C	C x Previous CINV x 0.75%	C x Previous CINV x 0.10%	Running total of D and E	C x Previous CINV – D-E
0	100.0000	-	-	-	-	$50.0000
1	103.0000	3.00%	$0.3863	$0.0515	$0.4378	$51.0623
2	106.0900	3.00%	$0.3945	$0.0526	$0.8848	$52.1471
3	109.2727	3.00%	$0.4028	$0.0537	$1.3413	$53.2549
4	112.5509	3.00%	$0.4114	$0.0549	$1.8076	$54.3863
5	115.9274	3.00%	$0.4201	$0.0560	$2.2837	$55.5418
6	119.4052	3.00%	$0.4291	$0.0572	$2.7700	$56.7218
7	122.9874	3.00%	$0.4382	$0.0584	$3.2666	$57.9268
8	126.6770	3.00%	$0.4475	$0.0597	$3.7738	$59.1575
9	130.4773	3.00%	$0.4570	$0.0609	$4.2917	$60.4143
10	134.3916	3.00%	$0.4667	$0.0622	$4.8206	$61.6978
11	138.4234	3.00%	$0.4766	$0.0635	$5.3608	$63.0085
12	142.5761	3.00%	$0.4867	$0.0649	$5.9124	$64.3472
13	146.8534	3.00%	$0.4971	$0.0663	$6.4758	$65.7142
14	151.2590	3.00%	$0.5076	$0.0677	$7.0511	$67.1103
15	155.7967	3.00%	$0.5184	$0.0691	$7.6387	$68.5361
16	151.2590	-2.91%	$0.4990	$0.0665	$8.2042	$65.9743
17	146.8534	-2.91%	$0.4804	$0.0641	$8.7487	$63.5082
18	142.5761	-2.91%	$0.4624	$0.0617	$9.2728	$61.1344
19	138.4234	-2.91%	$0.4452	$0.0594	$9.7773	$58.8493
20	134.3916	-2.91%	$0.4285	$0.0571	$10.2629	$56.6496
21	130.4773	-2.91%	$0.4125	$0.0550	$10.7304	$54.5321
22	126.6770	-2.91%	$0.3971	$0.0529	$11.1805	$52.4938
23	122.9874	-2.91%	$0.3822	$0.0510	$11.6137	$50.5316
24	119.4052	-2.91%	$0.3679	$0.0491	$12.0307	$48.6428
25	115.9274	-2.91%	$0.3542	$0.0472	$12.4321	$46.8246
26	112.5509	-2.91%	$0.3410	$0.0455	$12.8185	$45.0744
27	109.2727	-2.91%	$0.3282	$0.0438	$13.1905	$43.3895
28	106.0900	-2.91%	$0.3159	$0.0421	$13.5486	$41.7677
29	103.0000	-2.91%	$0.3041	$0.0406	$13.8932	$40.2065
30	100.0000	-2.91%	$0.2928	$0.0390	$14.2250	$38.7036

			Annualized Index Return			0.00%
			Annualized ETN Return			-0.85%

RISK FACTORS

The ETNs are senior unsecured debt obligations of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Index or the underlying index components. See “The Index” in this pricing supplement for more information.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in commodities as an asset class generally.  Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus, prospectus supplement and prospectus addendum, before investing in the ETNs.

You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain.  See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Risks Relating to the Return on the ETNs

The ETNs Do Not Guarantee Any Return of Principal, and You May Lose Some or All of Your Investment

The ETN performance is linked to the performance of the Index less an investor fee and futures execution cost. There is no minimum limit to the level of the Index.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs. You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs.

Furthermore, because the investor fee and futures execution cost reduce the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee and futures execution cost, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC

The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.

We May Redeem the ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver notice.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and may be less than the secondary market trading price of the ETNs.  Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment.  Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, particularly after delivery of the issuer redemption notice.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the investor fee and the futures execution cost between the date you purchased the ETNs and the applicable valuation date (including the final valuation date), we will pay you less than the amount you invested in the ETNs at maturity or upon early redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee and futures execution cost.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Index Components

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the index components included in the Index may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any index components or commodities underlying the index components. In addition, the return on your ETNs will not reflect the return you would have realized if you had actually owned the index components or a security directly linked to the performance of the Index and held such investment for a similar period.  Any return on your ETNs includes the negative effect of the accrued investor fee.  Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors, Including Volatile WTI Crude Oil Prices

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the index components will affect the Index and thus the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor. Several other factors, many of which are beyond our control, and many of which could themselves affect the prices of the futures contracts underlying the Index, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:

•        prevailing spot prices for the relevant commodities and prices of the index components;

•        supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

•        the level of contango or backwardation in the markets for the relevant commodity futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts;

•        the time remaining to maturity of the ETNs;

•        the volatility of the Index, the market prices of the index components and the prices of the relevant commodities;

•        economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of the futures contracts;

•        the general interest rate environment;

•        the perceived creditworthiness of Barclays Bank PLC; or

•        supply and demand in the listed and over-the-counter commodity derivative markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of, as Applicable, the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event with respect to the Index has occurred or is continuing on such valuation date.  If such a postponement occurs, the index components unaffected by the market disruption event shall be determined on the scheduled valuation date and the value of the affected index component shall be determined using the closing value of the affected index component on the first trading day after that day on which no market disruption event occurs or is continuing.  In no event, however, will a valuation date for the ETNs be postponed by more than five trading days.  As a result, the maturity date or a redemption date (in the case of either holder redemption or issuer redemption) for the ETNs could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the level of the Index for such day.  See “Specific Terms of the ETNs—Market Disruption Events” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

As the payment at maturity or upon early redemption is a function of, among other things, the applicable daily index factor on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable daily index factor and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Risks Relating to the Index

The Pure Beta Series 2 Methodology May Produce Returns that Underperform the Reference Index

The Index is a proprietary index designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology to a basket of exchange-traded futures contracts for the same physical commodities as are included in the Reference

Index. Although the Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply distortions, there can be no guarantee that the Pure Beta Series 2 Methodology will succeed in these objectives.  If the Pure Beta Series 2 Methodology does not succeed in these objectives, then an investment in the ETNs may underperform compared to an investment in instruments linked to the Reference Index, possibly by a substantial margin.

The Pure Beta Series 2 Methodology May Result in Allocation to Futures Contracts that Increase Negative Roll Yields

Unlike traditional commodity indices, which roll into futures contracts that are nearest to expiration (and that meet the index’s rolling criteria), the futures contracts underlying the Index may be rolled into futures contracts with more distant expiration dates, as selected by the Pure Beta Series 2 Methodology.  The Pure Beta Series 2 Methodology may result in the selection of a longer-dated futures contract that results in negative roll yield when that futures contract is rolled, even if positive roll yield or less negative roll yield would have resulted by investing in and rolling into futures contracts with a nearer expiration.  If this were to occur, your investment in the ETNs may underperform compared to an investment in instruments linked to traditional commodity indices or linked to the Reference Index.

Future Prices of the Index Components That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

The Index is composed of commodity futures contracts rather than physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by similar contracts that have a later expiration.  Thus, for example, a futures contract purchased and held in August may specify an October expiration date.  As time passes, the contract expiring in October may be replaced by a contract for delivery in December.  This process is referred to as “rolling.”

If the market for these futures contracts is (putting aside other considerations) in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract.  Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract.  The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield,” and the change in price that contracts experience while they are components of the Index is sometimes referred to as a “spot return.”

The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the level of the Index. Because of the potential effects of negative roll yields, it is possible for the level of the Index to decrease significantly over time even when the near-term or spot prices of underlying commodities are stable or increasing.  It is also possible, when near-term or spot prices of the underlying commodities are decreasing, for the level of the Index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation.

Many of the contracts included in the Index have historically experienced periods of backwardation, it is possible that such backwardation will not be experienced in the future.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the level of the Index and, accordingly, decrease the payment you receive at maturity or upon redemption of your ETNs.

The ETNs Offer Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities

The ETNs offer investors exposure to the price of futures contracts on commodities and not to the spot price of commodities.  The price of a futures contract reflects the market price of a commodity to be delivered at a specified future point in time, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the ETNs may underperform a similar investment that reflects the return on physical commodities.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, the Index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated foreign exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by foreign exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Commodity Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your ETNs in Unforeseeable Ways

Trading in futures contracts on physical commodities, including trading in the index components, is speculative and can be extremely volatile.  Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction.  The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity.  These factors may affect the level of the Index and therefore the value of your ETNs in varying ways, and different factors may cause the prices of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Supply of and Demand for Physical Commodities Tends to be Particularly Concentrated, So Prices Are Likely to Be Volatile

The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions or industries.

In particular, recent growth in industrial production and gross domestic product has made China and other developing nations oversized users of commodities and has increased the extent to which certain commodities rely on those markets.  Political, economic and other developments that affect those countries may affect the value of the commodities underlying the index components and, thus, the level of the Index and the ETNs linked to the Index.

In addition, because certain of the commodities underlying the index components may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply-related events in such countries or with such producers could have a disproportionate impact on the prices of such commodities and therefore the value of your ETNs.

Historical Levels of the Index or Any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index during the Term of the ETNs

It is impossible to predict whether the level of the Index will fall or rise. The actual performance of the Index or any index component over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical levels of the Index or the values of the index components, which in most cases have been highly volatile.

The ETNs Will Be Subject to Significant Movements in Underlying Futures Markets Outside of the Hours During Which the ETNs are Traded on NYSE Arca

The futures markets on which the index components are traded are open for trading during significant periods of time when the ETNs are not traded on NYSE Arca. Significant price movements may take place in the underlying futures markets during hours when the ETNs are not traded on NYSE Arca, and those movements may be reflected in the market value of the ETNs when trading of the ETNs commences on NYSE Arca.

Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the ETNs and the Amounts Payable on Your ETNs

Commodity futures contracts, such as the index components, are subject to legal and regulatory regimes that impose significant regulatory requirements on the trading of such instruments and on market participants. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) regulatory scheme (including the rulemaking authority granted to the Commodity Futures Trading Commission (“CFTC”)) extended and expanded this regime.  In particular, for example, while position limits currently exist with respect to futures contracts on physical commodities, the CFTC’s proposed rules under Dodd-Frank would create a more extensive and restrictive set of position limits.  It is currently unclear whether the proposed position limit rules will be adopted. However, if adopted as proposed, the rules could adversely affect the cost and liquidity of futures contracts and the market value of the ETNs. Similarly, other regulatory organizations (such as the

European Securities and Markets Authority) have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. Any of these changes in laws or regulations may have a material adverse effect on the market value of the ETNs and any amounts payable or property deliverable on the ETNs.

Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your ETNs

Because the level of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your ETNs at maturity or upon early redemption and, therefore, the market value of your ETNs.  Assuming the trading prices of the index components included in the Index remain constant, an increase in the Treasury Bill rate of interest will increase the level of the Index and, therefore, the value of your ETNs.  A decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and, therefore, the value of your ETNs.

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Level of the Index and the Value of Your ETNs

The commodity futures markets occasionally experience disruptions in trading (including temporary distortions or other disruptions) due to various factors, such as lack of liquidity in the markets, the participation of speculators and governmental regulation and intervention.  In addition U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices.  These circumstances could adversely affect the level of the Index and, therefore, the value of your ETNs.

The Index Sponsor, a Distinct Function Within Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect the ETNs in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index, and Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the Index Sponsor for the Index and the Reference Index. The Index Sponsor is responsible for the composition, calculation and maintenance of the Index and Reference Index. As discussed in “Specific Terms of the ETNs – Discontinuance or Modification of the Index” in this pricing supplement, the Index Sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index and Reference Index, and any such judgments or actions may adversely affect the value of the ETNs.

The role played by the Index Sponsor, and the exercise of the kinds of discretion described above and in “Specific Terms of the ETNs – Discontinuance or Modification of an Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the ETNs. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the Index Sponsor concerning the calculation of the level of the Index could affect the level of the Index and, therefore, the amount payable on the ETNs at maturity or upon early redemption and the market value of the ETNs prior to maturity.

The Index Sponsor may modify the methodology for calculating the level of the Index.  In addition, as described in “The Index—Modifications to the Index” in this pricing supplement, under a number of circumstances the Index Sponsor may make certain changes to the way in which the Index is calculated.  The Index Sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market level of the Index. Any such changes could adversely affect the value of your ETNs.

If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Discontinuation or Modification of the Index” and “Specific Terms of the ETNs—Role of Calculation Agent.”

Risks Relating to Liquidity and the Secondary Market

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, there can be no assurance that a secondary market for the ETNs will exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily.  In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 ETNs (subject to the reduction of the minimum redemption size to 5,000 ETNs as described elsewhere in this pricing supplement) at one time in order to exercise your right to redeem your ETNs on any redemption date.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value

The ETNs may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value. The closing indicative value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only.  In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists.

If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative value and/or the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the Index Sponsor and the NYSE Arca and technical or human errors by service providers, market participants and others. In addition, paying a premium purchase price over the intraday indicative value could lead to significant losses if you sell your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

The intraday indicative value will not be updated to reflect any trading in the futures contracts included in the Index that might take place after 4:15 p.m. The ETNs trade on the NYSE Arca exchange from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading, the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the futures contracts, particularly if there is a significant price movement in the futures contracts during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.

We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete. We also reserve the right to cease or suspend sales of the ETNs from inventory held at any time after the inception date.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at our discretion. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

Changes in Our Credit Ratings May Affect the Market Value of the ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs.  Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs.  However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. Accordingly, if you hold fewer than 50,000 ETNs or fewer than 50,000 ETNs are outstanding, you will not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right.  The unavailability of the repurchase right can result in the ETNs trading in the secondary market at a discount below their closing indicative value and/or intraday indicative value.  The number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the ETNs or due to our or our affiliates’ purchases of ETNs in the secondary market.  A suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us.

Notwithstanding the foregoing, beginning after the close of trading on February 28, 2020 we have reduced the minimum redemption amount to 5,000 ETNs.  Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until

February 28, 2022, unless extended at Barclays’ sole discretion.  We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

You may only redeem your ETNs on a holder redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable holder redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Holder Redemption Procedures” in this pricing supplement for more information.

There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us

We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent.  We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion.  In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market.  See “Specific Terms of the ETNs—Further Issuances” and

“Supplemental Plan of Distribution” in this pricing supplement for more information.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent for the ETNs. The calculation agent will, among other things, determine the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the Index Sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing index components (including the underlying physical commodities), futures or options on index components or the Index, or other derivative instruments with returns linked to the performance of index components or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of index components and the level of the Index and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in index components, futures or options on index components, the physical commodities underlying the index components or the Index, and other investments relating to index components or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the index components or the level of the Index and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the index components (including the underlying physical commodities), futures or options on index components or the Index, or other derivative instruments with returns linked to the performance of index components or the Index that are not for the accounts of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the physical commodities underlying the index components and physical commodities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of your investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the index components and the level of the Index and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Risks Relating to Tax Consequences

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the IRS could assert that the ETNs should be taxed in a manner that is different from that described in this pricing supplement. As discussed further below, the U.S. Treasury Department and the IRS issued a notice in 2007 indicating that the U.S. Treasury Department and the IRS are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the ETNs should be treated as ordinary income.  It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

Moreover, the ETNs might be treated as debt instruments. In that event, if you are a U.S. Holder, you will be required under Treasury regulations relating to the taxation of “contingent payment debt instruments” to accrue into income original issue discount on the ETNs every year at a “comparable yield” determined at the time of issuance and recognize any gain on the ETNs as ordinary income. It is also possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components.  In this case, it is possible that Section 1256 of the Internal Revenue Code (the “Code”) could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would also be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs. For example, the IRS could assert that a

“deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

THE INDEX

The Index is designed to give investors exposure to the returns of fully collateralized futures positions in the commodities underlying the Index (each, an “Index Commodity”), while mitigating the effects of certain distortions in the commodity futures markets on such returns through the application of the Pure Beta Series 2 methodology (the “Pure Beta Series 2 Methodology”).

As described further in the section entitled “The Commodities Futures Markets” below, futures contracts are, by their terms, subject to expiration and investors seeking to maintain exposure to a particular futures contract are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date, a process referred to as “rolling.”  Traditional commodity indices, such as the Reference Index, generally roll into the “next nearby” futures contract (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule).  As a result, the next nearby futures contract may be subject to market speculation, which may affect the price of such futures contract.  In addition, supply disruptions in the market for the given commodity may affect the price of the next nearby futures contract for that commodity more significantly than prices for futures contracts expiring in later months.  The Pure Beta Series 2 Methodology seeks to mitigate the potential effect of these investment flow and supply disruption distortions by allowing the Index to roll into one of a series of futures contracts for the relevant underlying commodity with more distant expirations, selected using certain rules-based allocation criteria described below. Through the application of the Pure Beta Series 2 Methodology, the Index thus seeks to provide returns that are more representative of the price performance of the underlying Index Commodities than those that are available through the traditional commodity indices.

In addition, the rolling process described above generates “roll yield.”  When contracts with more distant expiration dates are priced higher than contracts with earlier expiration dates, the commodity markets are in “contango” and rolling the futures contract may result in a loss that is referred to as a “negative roll yield.”  When the opposite is true, the commodity markets are in

“backwardation” and rolling the futures contract may result in a gain that is referred to as “positive roll yield.” Because the Index may roll into more distant contract expirations, it offers the potential to reduce negative roll yield.

Commodity Futures Markets

As discussed in the description of the Index below, the Index tracks futures contracts on physical commodities.  Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity must close out its position in the expiring contract (the “nearby futures contract”) and establish a new position in a contract with a later-dated delivery month, a process referred to as “rolling.” For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month may, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This would “roll” the November position into a December position, and, when the November contract expires, the market participant would still have a long position in the first nearby delivery month.

Roll yield is generated as a result of holding futures contracts.  When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in “backwardation,” and positive roll yield may be generated when higher-priced near-term futures contracts are “sold” to “buy” and hold lower priced longer-dated contracts.  When the opposite is true and longer-dated contracts are priced higher than the nearer contracts and spot prices, the market is in “contango,” and negative roll yields may result from the “sale” of lower priced near-term futures contracts to “buy” and hold higher priced longer-dated contracts.

Traditional commodity indices, such as the Reference Index, generally roll into the futures contract expiring in the next nearest delivery month (or the contract closest to expiration that satisfies such indices’ pre-determined roll schedule) (each such contract, a “next nearby futures contract”).  By comparison, the Index may roll into any of a number of specified longer-dated futures contracts selected using the Pure Beta Series 2 Methodology Strategy, and not necessarily the contract with the next nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

The Reference Index

The Reference Index is designed to be a benchmark for commodities as an asset class. The Reference Index seeks to reflect the returns that are potentially available through an unleveraged investment in the futures contracts on the relevant underlying physical commodities, plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills.

The information contained herein with respect to the Reference Index reflects the policies of Barclays Index Administration (the “Index Sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC. The Reference Index and the policies of the Index Sponsor are subject to change by the Index Sponsor at any time. You, as an investor in the ETNs should make your own investigation into the Reference Index and the Index Sponsor. The Index Sponsor has no obligation to continue to publish any of the Reference Index and may discontinue or suspend publication of any of the Reference Index at any time in its sole discretion. Information contained on certain websites mentioned herein is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and  prospectus.

The Reference Index

The Reference Index is comprised of a liquidity-weighted and diversified basket of futures contracts on physical commodities actively trading on global futures exchanges. The Reference Index is designed to be a measure of the performance over time of the markets for these commodities. Commodities included in the Reference Index are selected so as to include only those physical commodities on which active and liquid U.S. dollar denominated futures contracts are traded on global futures exchanges.

The composition and weighting of futures contracts in the Reference Index is determined on the basis of eligibility criteria established by the Index Sponsor. First, the Index Sponsor identifies those exchanges that meet the criteria for exchange  eligibility. Second, the Index Sponsor identifies those contracts that are traded on  eligible exchanges and meet the general criteria for contract eligibility. Next, a minimum liquidity requirement is applied, which serves to reduce the list of eligible contracts. Finally, certain weighting caps are applied in order to promote diversified exposure to the underlying commodities and limit disproportionate exposure to any single commodity or sector. The composition and weightings of the Reference Index is reviewed each December using such eligibility criteria. Any changes to the composition or any reweighting of the Reference Index for the following year are then announced in December and such changes are implemented during the roll period (as defined below) in January.

Subject to the occurrence of a roll adjustment event, as described below in the section titled “Roll Adjustments,” the Reference Index rolls from current contracts to roll contracts from the fifth to the ninth Reference Index Business Days of each calendar month (the “roll period” and each such day, a “roll day”), according to a pre-determined schedule. The roll schedule for the Reference Index is set forth in Table 1 below, which shows the expiration month of the futures contracts at the start of each month for each commodity. A “Reference Index Business Day” is any day on which each Reference Index is calculated, as determined by the NYSE Holiday & Hours schedule.

Table 1: Reference Index Roll Schedule

Commodity	Futures Contract	Futures contract delivery months as at the start of each month[1]
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Aluminum	Aluminum (Primary)	G	H	J	K	M	N	Q	U	V	X	Z	F
Brent Crude	Brent Crude	H	J	K	M	N	Q	U	V	X	Z	F	G
Coffee	Coffee “C”	H	H	K	K	N	N	U	U	Z	Z	Z	H
Copper (LME)	Copper (Grade A)	G	H	J	K	M	N	Q	U	V	X	Z	F
Copper (US)	High Grade Copper (Grade 1)	H	H	K	K	N	N	U	U	Z	Z	Z	H
Corn	Corn	H	H	K	K	N	N	U	U	Z	Z	Z	H
Cotton	Cotton No. 2	H	H	K	K	N	N	Z	Z	Z	Z	Z	H
Gas Oil	Gasoil	G	H	J	K	M	N	Q	U	V	X	Z	F
Gold	Gold	G	J	J	M	M	Q	Q	Z	Z	Z	Z	G
Heating Oil	Heating Oil	G	H	J	K	M	N	Q	U	V	X	Z	F
Kansas Wheat	Hard Red Winter Wheat	H	H	K	K	N	N	U	U	Z	Z	Z	H
Lead	Lead (Standard)	G	H	J	K	M	N	Q	U	V	X	Z	F
Lean Hogs	Lean Hogs	G	J	J	M	M	N	Q	V	V	Z	Z	G
Live Cattle	Live Cattle	G	J	J	M	M	Q	Q	V	V	Z	Z	G
Natural Gas	Henry Hub Natural Gas	G	H	J	K	M	N	Q	U	V	X	Z	F
Nickel	Nickel (Primary)	G	H	J	K	M	N	Q	U	V	X	Z	F
Silver	Silver	H	H	K	K	N	N	U	U	Z	Z	Z	H
Soybean Meal	Soybean Meal	H	H	K	K	N	N	Z	Z	Z	Z	Z	F
Soybean Oil	Soybean Oil	H	H	K	K	N	N	Z	Z	Z	Z	Z	F
Soybeans	Soybeans	H	H	K	K	N	N	X	X	X	X	F	F
Sugar	Sugar No. 11	H	H	K	K	N	N	V	V	V	H	H	H
Tin	Tin	G	H	J	K	M	N	Q	U	V	X	Z	F
Wheat	Wheat	H	H	K	K	N	N	U	U	Z	Z	Z	H
WTI Crude	Light, Sweet Crude Oil	G	H	J	K	M	N	Q	U	V	X	Z	F
Zinc	Zinc (Special High Grade)	G	H	J	K	M	N	Q	U	V	X	Z	F

1   Future contract delivery month letter codes are as follows: January=F, February=G, March=H, April=J, May=K, June=M, July=N, August=Q, September=U, October=V, November=X, December=Z.

The Reference Index is calculated on a total return basis. As such, the Reference Index includes changes in the price of the relevant futures contract (the “price return”), any profit or loss realized when rolling the relevant futures contract (the “roll yield”) and any interest earned on cash or cash-equivalents that fully collateralizes the position established in the relevant futures contract (the “Treasury Bill return”). The level of the Reference Index is calculated in accordance with the method described below in the section titled “Calculation of the Reference Index” and is published by the Index Sponsor on http://indices.barclays, or any successor website, and reported on Bloomberg under the ticker symbol “BCC1C10T,” or any successor.

Composition of the Reference Index

The following is a description of the eligibility criteria used by the Index Sponsor to determine the composition of the Reference Index on an annual basis. The Index Sponsor uses data up to November 30 of each calendar year for purposes of such determination, and any resulting changes to the Reference Index are implemented during the January roll period.

Selection of Eligible Exchanges

The current list of eligible commodity exchanges has been compiled by the Index Sponsor by ranking exchanges on which U.S. dollar denominated futures contracts are traded on the basis of their historical liquidity (as measured by the average dollar volume traded of U.S. dollar denominated futures contracts from 1995 to 2010 inclusive).

The current list of eligible commodity exchanges represents the top 15 exchanges as measured by historical liquidity.  The Index Sponsor may change the composition of the list of eligible exchanges if the Index Sponsor determines in its sole discretion that such change is necessary to ensure that the selection universe remains liquid, investable and representative of the market in U.S.-dollar denominated physical commodity futures.

The 15 eligible exchanges are as follows:

Exchange Name	Country
International Exchange (ICE-NYBOT)	U.S.
New York Mercantile Exchange (NYMEX)	U.S.
Chicago Board of Trade (CBT)	U.S.
London Metals Exchange (LME)	U.K.
Commodity Exchange Inc (CMX)	U.S.
Chicago Mercantile Exchange (CME)	U.S.
NYSE LIFFE US (CBOT-NYL)	U.S.
Kansas City Board of Trade (KCB)	U.S.
NYSE LIFEE UK (LIF)	U.K.
Minneapolis Grain Exchange (MGE)	U.S.
Rosario Futures Exchange (RFX)	Argentina
Dubai Gold & Commodities Exchange (DGC)	Dubai
Singapore Commodities Exchange (SCE)	Singapore
Dubai Mercantile Exchange	Dubai
Bolsa de Mercadorias e Futuros (BMF)	Brazil

Source: Barclays

Application of Contract Eligibility Criteria

General Criteria

In order to be eligible for inclusion in the Reference Index, a futures contract must satisfy the following eligibility criteria:

(1)        The futures contract must be in respect of a physical commodity.

(2)         The futures contract must be a conventional futures contract (rather than, for example, a quarterly futures contract, index futures contract or spread futures contract).

(3)        The price of the futures contract must be established through exchange trading, and contracts that are settled but not traded through an eligible exchange are excluded.

(4)         Data on the price and trading volume of the futures contract must be readily available on a continuous basis, and futures contracts with poor and discontinuous pricing or volume data are excluded.

Minimum Liquidity Requirement

Futures contracts that meet the general criteria for eligibility must also satisfy a minimum liquidity requirement to be included in the Reference Index. Specifically, the contract must either:

(1)        have a dollar weight of greater than 0.50% (if the futures contract is not currently included in the Reference Index); or

(2)        have a dollar weight of greater than 0.25% (if the futures contract is currently included in the Reference Index).

The dollar weight of a futures contract is determined by dividing the average dollar volume (as described below) of that contract by the total average dollar volume of all potentially eligible futures contracts and expressing the amount as a percentage. The “average dollar volume” of a futures contract is used to measure historical liquidity of such contract and is calculated using the following steps:

(1)         The “dollar volume” for a futures contract i on any day t is calculated as the product of the daily trading volume, price and contract size, divided by the price unit, for that contract.

where:

“Daily Trading Volumei,t” means the volume of futures contract i, with any available delivery date, that is traded on day t, expressed in number of contracts traded;

“Pricei,t” means the closing price of the front contract for of futures contract i on day t;

“ContractSizei” means the amount of the specified physical commodity underlying the futures contract i as set forth in the contract specification for such futures contract on the relevant exchange; and

“PriceUniti” means the quoted price per unit for futures contract i on the relevant exchange;

(2)        In the event that two or more futures contracts for substantially the same underlying commodity satisfy the eligibility criteria (for example, the futures contracts for cotton that are traded on NYMEX and ICE), only the single most liquid contract is included for that commodity. In such circumstances, the dollar volume for all related contracts is aggregated and assigned to the most liquid contract of that commodity. As such, the dollar volume of the most liquid contract i at time t is equal to the sum of the dollar volume of each contract j for substantially the same underlying commodity.

(3)        The average dollar volume of the potentially eligible futures contract, i, on day, d, is equal to the average of the dollar volume for such futures contract, i, over the prior three years.

The Index Sponsor reviews the composition of the Reference Index annually and futures contracts that satisfy the eligibility criteria described above are included in the Reference

Index for the following year. The futures contracts included in the Reference Index for 2020 are as follows:

Commodity	Contract	Exchange
Aluminum	Aluminum (primary)	LME
Coffee	Coffee “C”	NYBOT (ICE)
Copper (US)	High Grade Copper (Grade 1)	COMEX
Copper (LME)	Copper Grade A	LME
Corn	Corn	CBOT
Cotton	Cotton	NYBOT (ICE)
Crude Oil (Brent)	Brent Crude	ICE
Crude Oil (WTI)	Light, Sweet Crude Oil	NYMEX
Gas Oil	Gas Oil	ICE
Gold	Gold	COMEX
Heating Oil	Heating Oil	NYMEX
Lean Hogs	Lean Hogs	CME
Live Cattle	Live Cattle	CME
Natural Gas	Henry Hub Natural Gas	NYMEX
Nickel	Nickel (primary)	LME
Silver	Silver	COMEX
Soybeans	Soybeans	CBOT
Soybean Meal	Soybean Meal	CBOT
Soybean Oil	Soybean Oil	CBOT
Sugar	World Sugar No. 11	NYBOT (ICE)
Wheat	Wheat	CBOT
Wheat (Kansas)	Hard Red Winter Wheat	CBOT
Zinc	Zinc (Special High Grade)	LME

Source: Barclays

Weighting of Commodities Within the Reference Index

The futures contracts selected for inclusion in the Reference Index are weighted in relative proportion to their average dollar volume over the past three years, subject to the weighting caps described below.

The weights for each year are established by the Index Sponsor in December of the prior year.

The Reference Index aims to provide diversified exposure to commodities as an asset class. Without weighting caps, an index based on contract liquidity may become heavily concentrated in a particular sector and therefore disproportionately influenced by one particular sector or commodity. The Reference Index imposes two weighting caps in order to increase the diversification of its exposure to the underlying commodities.

Commodity Sector Cap

The constituent commodities of the Reference Index are divided into six commodity sectors based on the characteristics of the commodities, and no such sector may constitute more than 35% of the Reference Index. If the weight of a sector exceeds 35%, the excess weight is redistributed across the uncapped sectors, according to the weight of each uncapped sector as a proportion of the total weights of the uncapped sectors.

The commodity sectors are:

Commodity Sector	Commodities included in the sector	Weighting
Energy	Crude (Brent), Crude (WTI), Heating Oil, Gas Oil, Natural Gas	24.24%
Industrial Metals	Aluminum, Copper (LME), Copper (US), Nickel, Zinc	22.07%
Precious Metals	Gold, Silver	34.47%
Livestock	Lean Hogs, Live Cattle	2.29%
Grains & Oilseeds	Corn, Soybean Meal, Soybean Oil, Soybeans, Wheat, Wheat (Kansas)	14.09%
Softs	Coffee, Cotton, Sugar	2.84%

Source: Barclays. Weightings as of October 1, 2020

Commodity Group Cap

In addition to the commodity sectors, the Reference Index is also divided into commodity groups, as described below. The weight of the commodity group with the heaviest weighting is capped at 35%, and the weights of the other commodity groups are each capped at 20%.

If a capped commodity group (i.e. one that exceeds the 35% or 20% commodity group cap) is within a capped commodity sector (i.e. one that exceeds the 35% commodity sector cap), the excess weight is redistributed proportionally among the remaining commodities within such capped commodity sector. If a capped commodity group is outside of a capped commodity sector, the excess weight of such commodity group is redistributed proportionally among the remaining commodities outside of the capped commodity sector(s).

The commodity groups are:

Commodity Group	Commodities included in the group	Weighting
Aluminum	Aluminum	4.55%
Coffee	Coffee	1.04%
Cattle	Live Cattle	1.53%

Copper	Copper (LME), Copper (US)	11.80%
Corn	Corn	4.06%
Cotton	Cotton	0.64%
Gold	Gold	25.79%
Lean Hogs	Lean Hogs	0.76%
Natural Gas	Natural Gas	3.18%
Nickel	Nickel	2.64%
Petroleum	Crude (Brent), Crude (WTI), Gas Oil, Gasoline, Heating Oil	21.06%
Silver	Silver	5.92%
Soybeans Complex	Soybean Oil, Soybean Meal, Soybeans	10.03%
Sugar	Sugar	1.16%
Wheat	Wheat, Wheat (Kansas)	2.76%
Zinc	Zinc	3.08%

Source: Barclays. Weightings as of October 1, 2020

Holdings of Commodities within the Reference Index

On the fourth Reference Index Business Day of each January (the “Holding Determination Date”), the number of units (“Reference Index Holdings”) of the roll contract for each constituent commodity that will be included in the Reference Index until the following Holding Determination Date are determined.

The Reference Index Holdings are calculated on the Holding Determination Date using the closing prices for the current contracts underlying the Reference Index as of the Holding Determination Date.

The Reference Index Holdings are calculated based on the commodity weights and contract prices as of the Holding Determination Date based on the following formula:

where:

“k” means a commodity underlying the Reference Index;

“t” means a Holding Determination Date;

“RH’k,t” means the number of units of the roll contract for each commodity k in the Reference Index on Holding Determination Date t;

“CPk,t” means the weighting of each commodity k announced annually in December of the year prior to which the weightings apply;

“Pk,t” means the closing price of the current contract of each commodity k on Holding Determination Date t (or, if there is no closing price in respect of the current contract of commodity k on Holding Determination Date t, then the closing price of that current contract will be deemed to be the last available closing price for that current contract prior to Holding Determination Date t as determined by the Index Sponsor); and

“MVt” the “aggregate market value” of the Reference Index on Holding Determination Date t, calculated according to the following formula:

where:

“k” means a commodity underlying the Reference Index;

“t” means a Holding Determination Date;

“RHk,t” means the number of units of the roll contract for each commodity k in the Reference Index on the immediately preceding Holding Determination Date t;

“Pk,t” means the closing price of the current contract of each commodity k on Holding Determination Date t (if there is no closing price in respect of the current contract of commodity k on Holding Determination Date t, then the closing price of that current contract will be deemed to be the last available closing price for that current contract prior to Holding Determination Date t as determined by the Index Sponsor); and

“N” means the number of commodities underlying the Reference Index.

Calculation of the Reference Index

The level of the Reference Index is calculated at the close of trading, New York time, on each Reference Index Business Day with respect to the prior Reference Index Business Day. The level of the Reference Index on any Reference Index Business Day t, is equal to: (1) the level of the Reference Index on the immediately preceding Reference Index Business Day multiplied by (2) the sum of (a) one plus (b) the Daily Price Return (defined below) on Reference Index Business Day t, plus (c) the Treasury Bill return on Reference Index Business Day t. The level of the Reference Index is rounded to seven significant figures and is deemed to have been 100.0000 on December 31, 1998.

The “Daily Price Return” is calculated as follows on any Reference Index Business Day:

outside of the roll period:

during the roll period:

where:

“PRt” means the Daily Price Return of the current contracts underlying the Reference Index on Reference Index Business Day t;

“k” means a commodity underlying the Reference Index;

“N” means the number of commodities underlying the Reference Index;

“RHk,t” means the Reference Index Holding of each current contract, on Reference Index Business Day t, calculated using the formulae above;

“RH’k,t” means the Reference Index Holding of each roll contract on Reference Index Business Day t, calculated using the formulae above;

“CWk,t-1” means subject to the occurrence of a roll adjustment event, the contract weight for the current contract for each commodity k on the Reference Index Business Day that immediately precedes Reference Index Business Day t; the contract weight for the current contract is equal to 1.0 at the start of each calendar month and is reduced by one fifth on each roll day, starting on the first roll day, such that on the last roll day during the roll period, the contract weight is equal to 0.0;

“Pk,t” means the closing price of the current contract for each commodity k on Reference Index Business Day t;

“Pk,t-1” means the closing price of the current contract for each commodity k on the Reference Index Business Day that immediately precedes Reference Index Business Day t;

“P’k,t” means the closing price of the roll contract for each commodity k on Reference Index Business Day t; and

“P’k,t-1” means the closing price of the roll contract for each commodity k on the Reference Index Business Day that immediately precedes Reference Index Business Day t.

The “Treasury Bill Return” on any Reference Index Business Day is calculated as follows:

where:

“TRt” means the Treasury Bill return for Reference Index Business Day t;

“TBILLt-1” means the high rate for the most recent 13-Week (91-Day) US Treasury bill auction prior to Reference Index Business Day t as published by the U.S. Department of the Treasury Bureau of the Public Debt on the website www.treasurydirect.gov/RI/OFBills under column “Discount Rate %,” or if this source is not available, such other source as the Index Sponsor may determine, at its sole discretion, in a commercially reasonable manner.

Roll Adjustment Events

If, on any Reference Index Business Day during a roll period, a roll adjustment event occurs with respect to a futures contract included in the Reference Index, then the contract weight for the current contract will not decrease by one fifth, and the portion of the roll that would otherwise have taken place on such Reference Index Business Day (the “deferred portion”) will roll on the next Reference Index Business Day on which no roll adjustment event is occurring. If such next Reference Index Business Day is also a roll day, then both the deferred portion(s) and the portion scheduled to roll on such roll day will roll on such next Reference Index Business Day. If the roll of the current contract into the roll contract is not completed during the roll period as a result of the occurrence of one or more roll adjustment events on one or more roll days, then the deferred portion(s) will roll on the first Reference Index Business Day after the roll period on which no roll adjustment event is occurring

Any of the following will constitute a “roll adjustment event”:

•        the failure of a commodities exchange to announce or publish the final settlement price of any futures contract included in the Reference Index;

•        the final settlement price of any futures contract included in the Reference Index is a “limit price,” which means that the settlement price has increased or decreased from the previous day’s closing price by the maximum amount permitted under the relevant commodity exchange rules; or

•                           any other event, as determined by the Index Sponsor in its sole discretion, which results in the unavailability of the reference price for a futures contract included in the Reference Index.

The Index—General Information

The Index is designed to give investors exposure to the performance of a fully collateralized investment in futures contracts on the Index Commodities, while mitigating the effects of certain distortions in the commodity futures markets on such returns through the application of the Pure Beta Series 2 Methodology. The Index is comprised of a basket of exchange traded futures contracts for the same commodities that are included in the corresponding Reference Index, as adjusted from time to time.  However, unlike the Reference Index, which rolls monthly into the roll futures contracts for the underlying Index Commodities in accordance with a pre-determined roll schedule, the Index may roll into the next nearby futures contract or one of a number of futures contracts with more distant expiration dates, selected using the Pure Beta Series 2 Methodology. Each such contract chosen by the Pure Beta Series 2 Methodology is referred to as the “Selected Contract.”

The level of the Index is calculated using the same methodology as the corresponding Reference Index, except for adjustments to reflect the inclusion of the Selected Contract for each Index.

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index.  The Index is administered, calculated and published by Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, as Index Sponsor.  The methodology for calculating the Index is subject to modification by the Index Sponsor, as described under “Modifications to the Index” below.  For purposes of the Index, an “index business day” is any Reference Index Business Day. Further, the roll period for each Index will be the same as the Roll Period for the corresponding Reference Index. Additionally, each day that all relevant exchanges for futures contracts underlying the Index is open for trading is referred to as the “Exchange Business Day” for such Exchange.

Contract Selection using Pure Beta Series 2 Methodology

On the last index business day of each month (the “Observation Date”), and for the Index Commodity underlying the Index, a non-

discretionary selection process is used to determine the new Selected Contract for such Index for the following month. Specifically, the Selected Contract for each relevant Index Commodity will be the futures contract in which the Selected Tenor Index will invest during the next roll period of the Selected Tenor Index. For each relevant Index Commodity, a “Selected Tenor Index” is determined using the following steps:

Step 1: Calculate the Front Year Average Price Index for each Index Commodity

The “Front Year Average Price Index” for an Index Commodity is constructed to measure the theoretical average price of the “front year” of futures contracts for that commodity, weighted by the Open Interest for such futures contracts.  For purposes of calculating the “Front Year Average Price” underlying the Front Year Average Price Index, the “Open Interest” on any index business day for each futures contract expiring in any delivery month is defined as the number of such futures contracts traded that have not yet been liquidated either by an offsetting transaction or by delivery of the underlying commodity, as reported by the relevant exchange on the day falling one Exchange Business Day prior to that index business day (or two Exchange Business Days prior to that index business day if such futures contract is listed on the LME).  The futures contracts included in a “front year” are defined to be every contract from the then current futures contract referenced in the Nearby Tenor Index for the relevant Index Commodity to and including the futures contract referenced in the Longest Tenor Index, each as defined below.  During the Roll Period, the Front Year Average Price will be calculated using the current futures contract and the futures contract into which each Index is rolling, weighted in proportion to their relative roll weight.

Step 2: Calculate the Tracking Error between the Front Year Average Price Index and each Tenor Index in respect of each Index Commodity.

The Tenor Indices

A “Tenor Index” for an Index Commodity tracks the performance of holding and rolling a series of futures contracts for that commodity (each, a “Tenor Contract”).  A “Nearby Tenor Index” for an Index Commodity tracks the performance of holding and rolling the futures contract expiring in the closest delivery month.  Each Tenor Index linked to a futures contract with more distant delivery months tracks the performance of holding and rolling the futures contracts that would underlie the Nearby Tenor Index a number of months (or “n-months”) in the future.  The “Longest Tenor Index” tracks the performance of holding and rolling the futures contract that will underlie the Nearby Tenor Index the greatest number of months in the future (as identified by the number of months available).  The “rolling” of futures contracts in a Tenor Index (from the first nearby futures contract to the next nearby futures contract, based on the Designated Contract Futures Roll Schedule in Table 3 below), where applicable, occurs each month for five business days, starting on the fifth Tenor Index Business Day each month, where “Tenor Index Business Days” are determined according to the NYSE Holiday & Hours schedule (as published on the NYSE website).

Table 2 below provides a list of the available Tenor Indices for each Index Commodity.

Table 2: List of Tenor Indices for each Index Commodity

Commodity	Designated Contract	Tenor Indices used in the Pure Beta Series 2 Methodology
Available Tenor Indices (n-month)
		Nearby	1	2	3	4	5	6	7	8	9	10	11
Aluminum	High Grade Primary Aluminum	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Coffee	Coffee “C”	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Copper (US)	High Grade Copper (Grade 1)	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Copper (LME)	Copper Grade A	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Corn	Corn	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Cotton	Cotton	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Crude Oil (Brent)	Brent Crude	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Crude Oil (WTI)	Light, Sweet Crude Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Gas Oil	Gas Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	N/A	N/A
Gold	Gold	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Heating Oil	Heating Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Lean Hogs	Lean Hogs	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	N/A	N/A
Live Cattle	Live Cattle	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	N/A	N/A
Natural Gas	Henry Hub Natural Gas	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Nickel	Nickel (primary)	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Silver	Silver	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Soybeans	Soybeans	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Soybean Meal	Soybean Meal	Y	Y	Y	Y	Y	Y	N/A	N/A	N/A	N/A	N/A	N/A
Soybean Oil	Soybean Oil	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Sugar	World Sugar No. 11	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Wheat	Wheat	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y
Wheat (Kansas)	Hard Red Winter Wheat	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	N/A
Zinc	Zinc (Special High Grade)	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y	Y

*The designation “Y” means that Tenor Indices are available.

Table 3 below provides the delivery month for the Designated Contract for each Index Commodity at the start of any calendar month.

Table 3: Designated Contract Futures Roll Schedule

Commodity	Designated Contract	Designated Contract delivery months as at the start of each month
		Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Aluminum	High Grade Primary Aluminum	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Coffee	Coffee “C”	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Copper (US)	High Grade Copper (Grade 1)	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Copper (LME)	Copper Grade A	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Corn	Corn	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Cotton	Cotton	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar
Crude Oil (Brent)	Brent Crude	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb
Crude Oil (WTI)	Light, Sweet Crude Oil	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Gas Oil	Gas Oil	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Gold	Gold	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb
Heating Oil	Heating Oil	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Lean Hogs	Lean Hogs	Feb	Apr	Apr	Jun	Jun	Jul	Aug	Oct	Oct	Dec	Dec	Feb
Live Cattle	Live Cattle	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb
Natural Gas	Henry Hub Natural Gas	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Nickel	Nickel (primary)	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Silver	Silver	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Soybeans	Soybeans	Mar	Mar	May	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan
Soybean Meal	Soybean Meal	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Jan
Soybean Oil	Soybean Oil	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Jan
Sugar	World Sugar No. 11	Mar	Mar	May	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar
Wheat	Wheat	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Wheat (Kansas)	Hard Red Winter Wheat	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Zinc	Zinc (Special High Grade)	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan

Tracking Error

The objective of the Pure Beta Series 2 Methodology is, for the Index Commodity underlying the Index, to select a Tenor Index that best tracks the Front Year Average Price Index, subject to certain minimum liquidity criteria (as described in Step 3 below) and market distortion constraints (as described in Step 4 below).  On each Observation Date, the “Tracking Error” for each Tenor Index is equal to the standard deviation of (a) the daily return on the Tenor Index on the Observation Date minus (b) the daily return of the Front Year Average Price Index for the same futures contract for the immediately preceding three-month period.  For each relevant commodity, the Tenor Index with the lowest Tracking Error will be the Selected Tenor Index, subject to certain minimum liquidity criteria and market distortion constraints.

Step 3: Determine the Tenor Liquidity Weight of each Tenor Index

Next, a liquidity filter based on the Tenor Liquidity Weight being greater than 7% is applied. This liquidity constraint aims to ensure that a Selected Contract for each relevant commodity is sufficiently liquid to support an investment, in order to mitigate exposure to illiquid futures contracts which could lead to detrimental investment performance. The “Tenor Liquidity Weight” of each Tenor Index is calculated on the Observation Date and is equal to the Open Interest of the next futures contract that will form part of that Tenor Index during and after the next roll period of the Tenor Index, expressed as a percentage of the total Open Interest for the “front year” futures contracts for the relevant Index Commodity.

Step 4: Determine the Tenor Dislocation Probability for each Tenor Index in respect of the relevant Index Commodity

In addition to the liquidity constraints described in Step 3 above, the Pure Beta Series 2 Methodology seeks to find a balance between tracking the Front Year Average Price for each Index Commodity and avoiding futures contracts that are subject to price distortions.  Prices of futures contracts with nearer delivery months may, in particular, become dislocated from prices of their underlying commodities as a result of short-term trading patterns and imbalances in supply and demand for such futures contracts.  Prices of these futures contracts may also be affected by investment flows from passive investments, such as those linked to traditional commodity indices, which have a well-known and pre-defined roll schedule.  Further, speculative activity based on these predictable passive investment patterns can dislocate the prices of these futures contracts from the underlying commodity prices.

The Pure Beta Series 2 Methodology seeks to avoid selecting futures contracts with dislocated prices by calculating the volatility of each Tenor Index on a daily basis. The methodology operates on the hypothesis that, absent price distortions, price volatility should increase as maturity decreases.  Accordingly, the methodology identifies the likelihood of persistent price distortions (the “Tenor Dislocation Probability”) by determining how often the volatility of each futures contract in the relevant Tenor Index has not reflected the hypothesized pattern (the “Tracking Pattern”).

The Tenor Dislocation Probability is calculated using the following steps.  First, the short-term price volatility of all the Tenor Indices of a commodity over the last three months is calculated and tested to determine which Tenor Indices conform to the Tracking Pattern.  The percentage of days on which each Tenor Index has failed the test over the past three months is then used to estimate the Tenor Dislocation Probability for such Tenor Index.

Step 5. Determine the Selected Tenor Index for each Index Commodity

Finally, using the values determined above, the Selected Tenor Index and, therefore, the Selected Contract for purposes of each Index is determined for each commodity in accordance with the procedures set out below:

(a)        The Tenor Index with the lowest Tracking Error is selected, provided that the Tenor Liquidity Weight for such Tenor Index is greater than or equal to 7% and the Tenor Dislocation Probability for such Tenor Index is less than 40% (if two or more Tenor Indices have the same lowest Tracking Error, the Tenor Index with the nearest delivery month is selected);

(b)        If (a) is not possible, the longest Tenor Index with a Tenor Liquidity Weight greater than or equal to 7% is selected; and

(c)         If neither (a) nor (b) are possible, then the Nearby Tenor Index is selected.

The Selected Contract for each relevant Index Commodity is then deemed to be the Tenor Contract of the Selected Tenor Index for such Index Commodity.

Historical Selection of the Selected Tenor Indices

Table 4 below shows the monthly Selected Tenor Indices for the Index Commodity underlying the Index since November 2009.  Note that a “0” indicates the Nearby Tenor Index and other numbers indicate the “n” months Tenor Index.

Table 4: Historical Tenor Index Selections using the Pure Beta Series 2 Methodology

	Energy					Industrial Metals					Live Stock		Grains						Softs			Precious Metals
	Brent	WTI Crude	Heating Oil	Gas Oil	Natural Gas	Aluminum	Copper	Nickel	Lead	Zinc	Lean Hogs	Live Cattle	Corn	Wheat (Kansas)	Soybeans	Soybean Oil	Soybeans Meal	Wheat (Chicago)	Coffee	Cotton	Sugar	Gold	Silver
9-Nov	4	2	2	2	1	2	1	0	2	4	4	5	2	5	2	1	2	2	3	0	5	0	0
9-Dec	3	1	2	4	1	4	2	1	2	3	4	4	2	4	2	2	2	3	3	1	4	1	1
10-Jan	2	3	2	3	2	3	1	0	1	2	3	3	3	4	2	2	1	3	2	1	3	1	1
10-Feb	7	2	2	2	4	2	2	4	2	3	1	3	3	3	2	2	2	2	3	3	2	1	2
10-Mar	6	2	2	7	3	2	1	3	2	2	1	3	2	2	2	2	2	2	2	2	2	0	2
10-Apr	5	1	2	3	3	3	0	1	2	1	4	4	3	4	2	1	2	2	1	1	2	3	4
10-May	1	2	2	2	3	2	1	2	2	1	5	5	3	2	2	2	2	3	2	2	2	0	3
10-Jun	3	1	2	4	4	4	0	1	2	4	2	4	2	3	2	0	2	3	2	4	2	1	1
10-Jul	2	1	2	3	3	3	2	3	3	3	2	5	3	3	2	0	1	2	6	6	2	1	3
10-Aug	1	2	2	3	3	2	1	2	2	2	2	5	2	5	3	0	1	2	5	5	3	1	3
10-Sep	1	1	3	2	2	2	3	1	1	2	5	5	3	4	2	0	1	4	2	4	3	1	4
10-Oct	1	1	1	1	2	1	2	1	1	5	4	4	2	7	1	2	2	3	1	3	5	0	3
10-Nov	1	1	2	1	2	2	1	1	2	4	2	1	5	6	2	1	1	5	1	5	8	0	4
10-Dec	3	1	2	2	2	4	2	1	2	4	4	2	9	3	2	0	3	5	1	6	6	2	8
11-Jan	2	2	2	2	2	2	1	3	3	3	3	2	9	3	2	2	3	4	1	6	7	1	7
11-Feb	1	2	2	2	1	2	2	2	2	2	4	4	8	5	4	2	4	3	2	6	7	2	1
11-Mar	6	2	2	1	2	1	1	1	1	4	5	5	7	7	3	2	2	3	2	7	8	0	2
11-Apr	5	3	2	3	4	1	0	1	1	3	6	6	6	2	3	2	3	2	2	6	8	3	1
11-May	4	2	2	2	3	5	1	1	1	2	2	5	5	2	3	2	3	2	3	5	6	0	2
11-Jun	3	2	2	2	3	4	3	4	4	1	2	4	4	2	2	0	2	2	1	7	2	3	2
11-Jul	2	3	2	3	4	3	2	3	3	3	2	5	4	2	2	1	1	2	1	3	2	2	2
11-Aug	4	3	2	3	3	2	1	2	2	2	4	6	3	2	1	1	1	2	1	1	3	0	2
11-Sep	3	2	2	2	2	3	3	2	1	1	5	4	2	3	3	3	1	2	1	2	3	0	1

11-Oct	2	1	2	2	2	3	2	3	0	3	4	2	2	2	3	2	0	3	2	0	5	0	1
11-Nov	4	2	2	2	1	2	1	2	2	5	5	3	2	2	2	3	2	3	2	1	5	0	1
11-Dec	3	4	2	3	1	2	2	1	1	4	2	4	9	2	2	0	2	9	2	1	5	2	1
12-Jan	2	3	2	2	1	3	1	0	2	3	2	3	9	4	2	3	2	9	3	3	4	2	2
12-Feb	4	2	2	2	2	2	2	1	1	3	2	6	8	6	4	3	4	8	2	2	3	2	1
12-Mar	3	4	2	2	2	1	1	2	1	2	1	5	7	3	3	2	2	2	0	2	2	4	2
12-Apr	3	3	2	2	3	3	2	3	2	1	1	6	5	2	2	2	2	2	2	2	2	4	1
12-May	3	4	2	2	3	4	0	4	1	1	2	4	1	1	3	0	2	2	2	1	2	1	3
12-Jun	2	4	2	3	4	3	2	3	1	3	2	5	1	2	4	0	2	2	2	1	3	1	3
12-Jul	2	4	2	3	4	3	2	3	3	3	2	5	1	2	4	0	2	2	2	1	3	1	3
12-Aug	1	3	6	2	3	3	1	2	2	1	2	6	2	2	4	0	2	2	2	1	3	1	2
12-Sep	1	4	5	2	2	4	3	1	1	2	2	5	3	3	3	0	2	7	2	1	3	1	1
12-Oct	5	3	2	2	3	3	2	1	1	1	2	2	3	3	4	3	2	3	3	2	5	0	3
12-Nov	4	2	2	2	2	5	1	2	2	2	5	4	3	6	4	3	4	2	3	0	5	0	9
12-Dec	3	4	2	2	1	1	2	1	1	1	6	4	3	5	3	3	4	4	3	3	4	3	1
13-Jan	2	3	2	2	2	3	1	2	2	3	5	3	4	3	3	3	3	4	3	4	4	3	1
13-Feb	4	3	2	2	3	3	0	2	2	2	4	6	8	2	2	3	2	3	2	8	3	1	1
13-Mar	3	4	2	1	2	7	1	2	2	1	0	5	7	2	2	3	2	2	2	7	2	4	1
13-Apr	2	3	1	2	4	6	2	1	1	1	6	6	5	2	5	2	3	2	0	6	2	3	1
13-May	4	5	2	2	3	5	1	2	2	2	5	5	5	2	4	1	0	2	2	1	2	1	3
13-Jun	3	4	2	2	5	4	0	1	1	2	4	4	2	2	0	0	0	2	2	0	2	1	2
13-Jul	2	3	2	3	4	3	3	2	2	3	5	3	2	0	0	0	0	2	2	1	3	0	3
13-Aug	2	2	2	2	5	3	2	2	1	2	6	1	2	2	1	3	0	5	2	1	3	0	2
13-Sep	1	2	2	2	4	2	2	2	1	2	5	2	3	8	0	2	0	7	2	3	4	0	2
13-Oct	5	3	2	3	3	3	2	2	1	2	2	2	2	7	2	3	2	3	0	3	2	0	2
13-Nov	2	2	2	2	2	2	2	2	1	2	2	1	2	6	2	2	1	6	0	1	5	0	2
13-Dec	3	4	2	2	3	4	2	1	1	1	3	4	5	5	2	2	1	5	0	0	4	1	8
14-Jan	2	3	2	3	2	3	1	1	1	2	3	3	4	4	2	2	1	4	0	0	4	1	1
14-Feb	1	5	2	2	1	2	2	2	1	2	6	4	3	2	2	2	2	2	0	0	2	2	6
14-Mar	3	4	1	1	2	2	2	2	1	1	7	5	2	1	2	2	2	2	2	2	2	0	1
14-Apr	2	3	1	2	1	6	3	1	1	1	6	4	3	1	2	2	2	2	2	1	2	0	1
14-May	4	2	1	2	1	3	2	2	2	2	5	5	2	2	1	3	0	2	2	1	2	0	0
14-Jun	3	2	1	2	5	4	1	1	1	1	4	2	2	1	1	0	0	2	2	1	2	0	0

14-Jul	2	3	3	2	4	3	3	3	1	1	4	1	2	2	0	0	0	3	2	1	2	0	0
14-Aug	2	3	3	1	5	2	2	1	2	2	5	2	2	2	0	0	0	3	1	1	1	1	1
14-Sep	1	2	3	1	4	2	2	2	1	1	5	5	2	2	0	2	0	3	2	1	1	1	0
14-Oct	2	1	3	1	3	1	2	2	2	1	6	4	2	3	2	3	3	3	2	2	2	1	0
14-Nov	4	1	3	1	3	2	2	2	2	1	5	4	2	3	3	3	1	0	2	1	2	0	0
14-Dec	3	2	2	1	2	1	2	2	2	1	4	3	2	1	2	3	1	0	1	2	1	0	0
15-Jan	2	1	2	1	2	2	1	2	2	1	3	3	2	3	4	3	1	0	2	2	2	0	0
15-Feb	2	2	1	2	2	2	1	1	2	1	4	4	2	2	2	2	1	0	1	2	1	1	2
15-Mar	6	2	2	1	2	2	2	1	1	2	5	5	2	2	3	2	2	2	2	1	3	1	2
15-Apr	5	2	2	1	2	2	2	2	1	3	4	3	3	2	2	2	2	2	2	2	1	1	3
15-May	4	1	2	2	4	2	1	2	2	2	5	1	3	2	2	1	1	2	2	1	2	1	3
15-Jun	3	2	2	2	4	1	2	1	2	1	4	2	2	2	1	1	1	2	2	2	2	0	3
15-Jul	2	1	3	3	3	1	1	2	1	3	3	2	2	2	1	1	1	2	2	2	2	0	3
15-Aug	2	2	2	2	3	2	3	1	2	1	3	2	2	2	1	1	1	2	1	2	2	0	1
15-Sep	3	2	2	1	2	2	1	3	1	2	3	2	3	1	4	3	3	2	1	2	2	0	3
15-Oct	3	2	2	2	3	1	2	1	3	2	3	4	3	1	3	3	3	2	2	2	1	0	1
15-Nov	4	2	2	2	2	2	2	2	1	2	2	5	3	4	2	3	3	2	2	1	1	0	2
15-Dec	3	2	2	2	2	1	2	2	2	1	4	4	2	2	2	2	3	3	1	1	2	0	0
16-Jan	3	1	3	3	2	3	2	2	2	2	3	5	3	2	3	2	3	3	2	2	2	0	0
16-Feb	2	1	3	2	2	1	2	2	2	1	4	2	2	2	2	3	2	3	1	2	1	0	0
16-Mar	3	2	3	7	2	2	1	2	2	1	5	5	2	2	2	3	2	2	3	1	2	0	0
16-Apr	5	2	3	6	2	2	1	1	2	3	6	4	2	2	2	2	2	2	1	2	1	1	0
16-May	5	1	3	6	2	2	2	1	1	3	6	4	2	2	2	2	2	2	2	1	3	1	0
16-Jun	3	2	2	2	2	2	2	2	1	4	1	4	2	2	1	0	0	2	2	3	1	1	0
16-Jul	3	2	2	3	3	3	3	2	1	3	1	2	2	3	1	0	0	2	1	1	2	0	0
16-Aug	2	2	2	2	3	3	3	2	1	1	3	2	2	3	1	0	0	2	1	1	2	1	0
16-Sep	2	2	2	2	3	2	2	2	1	1	3	2	2	3	1	0	0	2	1	1	3	1	0
16-Oct	2	2	2	1	3	3	2	1	1	1	2	4	2	0	3	2	3	0	3	0	2	1	1
16-Nov	2	2	2	2	2	2	2	2	1	1	2	2	2	0	2	1	3	0	3	1	5	0	1
16-Dec	2	2	2	2	2	2	2	2	1	1	2	2	2	0	2	1	3	0	3	1	5	0	1
17-Jan	3	2	2	3	2	2	2	2	1	3	5	2	3	0	3	3	3	3	3	1	5	0	0
17-Feb	2	2	2	2	2	2	2	1	1	3	4	2	3	0	3	3	2	2	4	2	3	0	0
17-Mar	3	3	2	2	2	1	1	1	1	2	5	2	2	0	3	3	2	2	2	2	2	1	0

17-Apr	3	3	2	3	3	1	1	3	1	3	6	2	2	2	2	2	2	2	2	2	2	5	0
17-May	2	2	2	3	2	2	2	2	1	2	4	2	0	2	1	0	1	1	2	2	2	2	0
17-Jun	3	2	2	2	4	3	4	1	1	2	2	2	2	2	0	0	0	1	2	0	2	4	0
17-Jul	2	3	2	2	4	3	3	2	1	3	4	1	0	2	0	0	0	2	0	0	2	3	3
17-Aug	3	3	3	2	3	3	2	1	1	3	4	1	2	2	0	0	0	2	1	0	2	0	2
17-Sep	3	2	3	2	3	1	1	2	1	3	4	1	2	2	0	0	0	2	0	0	2	0	2
17-Oct	2	2	2	2	4	1	3	1	1	3	2	2	0	3	3	4	3	3	2	0	2	0	0
17-Nov	2	2	2	2	3	1	2	1	1	2	5	5	0	3	3	3	3	3	2	1	5	0	0
17-Dec	2	3	2	2	3	3	1	1	1	2	5	5	0	3	3	3	3	3	2	1	4	0	0
18-Jan	2	3	2	2	3	3	2	2	1	2	5	5	0	3	3	3	3	3	2	2	4	0	0
18-Feb	2	3	2	2	3	3	2	3	1	2	5	5	0	3	3	3	3	3	2	3	2	0	0
18-Mar	3	2	1	2	2	2	1	4	1	2	2	2	4	3	3	2	2	2	0	3	2	4	0
18-Apr	2	3	1	1	1	3	1	3	1	3	6	2	2	2	2	2	2	2	2	2	2	2	0
18-May	3	3	2	2	2	2	2	2	1	2	5	2	4	3	1	2	2	2	0	2	2	1	0
18-Jun	3	3	2	2	5	3	4	1	1	3	4	2	3	2	1	0	1	2	1	2	2	1	0
18-Jul	3	3	2	3	4	2	2	2	1	2	1	2	2	2	1	3	1	2	1	1	2	0	0
18-Aug	2	2	2	2	3	2	2	3	1	2	3	6	2	2	1	4	1	2	3	1	2	0	0
18-Sep	2	2	2	2	4	2	2	2	1	2	3	7	2	3	4	4	4	3	0	4	1	0	4
18-Oct	2	2	2	2	3	3	3	3	1	3	3	6	3	3	3	3	4	3	2	3	1	0	1
18-Nov	2	2	2	1	3	2	2	2	1	2	2	5	3	4	2	3	3	3	2	3	5	0	0
18-Dec	3	3	2	1	0	3	3	3	1	3	5	4	5	3	2	3	3	3	3	3	5	4	5
19-Jan	3	3	2	3	1	3	3	2	1	2	5	4	5	3	2	3	3	4	3	3	4	0	4
19-Feb	3	3	2	2	1	3	2	2	1	3	6	4	4	2	3	3	3	3	3	3	3	2	3
19-Mar	3	4	2	1	2	4	1	2	1	7	5	2	3	2	3	3	3	2	3	3	2	1	0
19-Apr	3	3	2	3	2	3	3	3	1	6	6	2	3	2	2	3	2	2	2	2	2	3	0
19-May	3	3	2	2	3	4	2	2	1	5	5	2	3	2	1	1	1	2	3	2	2	1	3
19-Jun	3	3	2	2	4	2	4	1	1	2	6	2	2	2	1	1	1	2	2	1	2	1	2
19-Jul	2	3	3	3	3	2	3	2	1	2	6	2	2	2	1	1	1	2	3	1	2	0	3
19-Aug	2	3	3	3	3	2	2	2	1	2	5	2	2	1	1	1	1	2	3	1	2	4	1
19-Sep	2	4	3	2	2	2	2	2	1	2	3	2	3	1	3	3	3	2	3	3	1	2	3
19-Oct	2	3	3	1	2	3	1	1	1	1	3	6	3	3	2	3	3	3	3	3	1	1	3
19-Nov	3	2	2	2	2	2	2	2	1	2	3	5	4	3	3	3	3	3	3	3	1	0	1
19-Dec	3	2	2	2	2	2	2	1	1	2	3	5	4	3	3	3	3	3	4	2	4	0	1

20-Jan	3	3	2	2	2	3	2	2	1	2	3	5	4	3	3	3	3	3	3	3	3	0	1
20-Feb	3	3	2	2	2	3	2	2	0	1	6	4	3	0	2	2	2	3	3	3	3	0	2
20-Mar	3	4	2	2	2	2	2	2	0	2	5	2	3	0	2	1	3	2	2	2	2	1	1
20-Apr	3	3	3	3	3	3	1	3	0	3	6	2	2	2	2	2	2	2	2	2	2	1	0
20-May	2	2	2	3	3	2	2	2	0	2	5	2	2	2	2	2	2	2	2	1	2	0	1
20-Jun	2	2	2	3	4	4	4	3	0	3	4	2	2	2	2	2	2	2	2	1	2	1	1
20-Jul	2	2	2	3	3	3	2	3	0	2	4	2	2	2	8	2	2	2	2	1	3	1	1
20-Aug	3	3	2	3	3	3	2	2	0	2	4	6	2	1	7	5	5	2	2	1	3	1	1
20-Sep	3	4	2	2	2	2	2	2	0	2	4	5	2	1	4	5	5	3	3	4	3	1	1
20-Oct	2	3	2	2	3	3	3	3	0	3	2	6	2	8	4	4	4	3	3	3	5	1	0

Rebalancing of the Index Commodities in the Index

The Index references futures contracts that may have different delivery months than the futures contracts underlying the corresponding Reference Index, and therefore, the relative weighting of the commodities in the Index will not match exactly the relative weights of the commodities in the corresponding Reference Index on any given day. In order to reduce potential percentage weighting differences between the Index and the corresponding Reference Index and to minimize the tracking error to the corresponding Reference Index, the Index rebalances the relative weights of the relevant Index Commodities throughout the roll period to target the then prevailing weights of the Index Commodities in the relevant Reference Index.

On the index business day immediately preceding the commencement of the roll period, the Index Sponsor determines the target weight for the Index Commodities based on an estimate of the expected weights of the Index Commodities in the relevant Reference Index at the end of such roll period.  Also on such index business day, the same process used to determine the weightings for the relevant Reference Index on the date on which such weighting are effective is used to determine the weightings for the Index.  However, as the futures contracts underlying the Index may not correspond to the futures contracts underlying the corresponding Reference Index, the closing prices used as part of such calculation may differ. The weightings calculated as part of the monthly rebalancing process, using the prices of the futures contracts for each of the commodities underlying the Index, are therefore referred to as the “Adjusted Weightings.” The relative weightings of the Index Commodities are then rebalanced during each roll period, using these Adjusted Weightings, in the same manner as the process used to re-weight the relevant Reference Index each January.

As discussed above, the target weightings for the Index Commodities underlying the Index are based on an estimate of the expected weights of the Index Commodities underlying the corresponding Reference Index immediately following the roll period.  As a result, the relative weights of the Index Commodities underlying the Index immediately following the roll period may not correspond exactly to the relative weights of the Index Commodities underlying the corresponding Reference Index, although these differences are not expected to be material.

Calculation of the Index

The initial level of the Index was set to 100.000 as of December 30, 1999.  For each index business day thereafter, the level of the Index is calculated by the Index Sponsor in accordance with the methodology for the corresponding Reference Index, provided, that for purposes of calculation:

1.     the current futures contract for each Index Commodity on such index business day is deemed to be the Selected Contract of such commodity as determined by the Pure Beta Series 2 Methodology, on the Observation Date immediately preceding that Observation Date;

2.     the roll futures contract for each Index Commodity for such index business day is deemed to be the Selected Contract of each commodity as determined by the Pure Beta Series 2 Methodology, on the immediately preceding Observation Date.

Hypothetical and Actual Historical Performance of the Index

The Index is designed to reflect the returns available through the application of the Pure Beta Series 2 Methodology on a basket of exchange traded futures contracts for the same Index Commodities that are included in the Reference Index.

The level of the Index is calculated on each index business day in the manner described in “Calculation of the Index” above. Closing levels for the Index on each index business day are reported on Bloomberg under the ticker symbol “BCC1C1PT” and on Barclays Live

(http://indices.barclays) (or, in each case, on any successor website).

The Index was launched on January 31, 2011 and the base date for the Index is December 31, 1999.  All data relating to the period prior to the launch date of the Index is an historical estimate by the Index Sponsor using available data as to how the Index may have performed in the pre-

launch date period.  Such data does not represent actual performance and should not be interpreted as an indication of actual performance.  Accordingly, the following table and graph illustrate:

(i)   on a hypothetical basis, how the Index would have performed from December 31, 1999 to January 31, 2011 based on the selection criteria and methodology described above; and

(ii)  on an actual basis, how the Index has performed from January 31, 2011 onwards.

Date	Index Value
December 31, 1999	100.0000
December 29, 2000	131.5449
December 31, 2001	112.6558
December 31, 2002	143.7403

December 31, 2003	190.7922
December 31, 2004	238.1467
December 30, 2005	318.1222
December 29, 2006	376.8673
December 31, 2007	489.4480
December 31, 2008	329.8784
December 31, 2009	434.9356
December 31, 2010	526.4702
December 30, 2011	506.5640
December 31, 2012	522.2863
December 31, 2013	474.2132
December 31, 2014	385.5350
December 31, 2015	288.8255
December 30, 2016	335.7487
December 29, 2017	363.5858
December 31, 2018	322.1827
December 31, 2019	366.1430
October 1, 2020	337.3050

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Barclays Commodity Index Pure Beta TR Historical Performance

December 31, 1999 – October 1, 2020

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Modifications to the Index

The Index Sponsor does not presently intend to modify the Index.  However, under certain circumstances described in this section, the Index Sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index.  The Index Sponsor will publish any such modifications on http://indices.barclays

Index Disruption Events

If, on any index business day, an Index Disruption Event (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may:

•     make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index, or (b) the level of the Index as the Index Sponsor considers appropriate;

•     defer publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no Index Disruption Event is occurring;

•     replace any futures contract underlying the Index and/or the corresponding Reference Index with any successor reference asset(s) that the Index Sponsor considers appropriate for the purposes of continuing the Index;

•     defer or suspend publication of the Index in its sole discretion at any time; and/or

•     discontinue supporting the Index or terminate the calculation of the level of the Index and the publication of the level of the Index.

Any of the following will be an “Index Disruption Event”:

•     a material limitation, suspension or disruption in the trading of the futures contract underlying the Index (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of such futures contract imposed by the relevant exchange, trading facility or market by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange, trading facility or market) that results in a failure by the relevant exchange, trading facility or market to report the closing price such futures contract on any index business day;

•     the Index Sponsor determines, in its sole discretion, that the futures contract underlying the Index has ceased (or will cease) to be liquid, traded and/or publicly quoted for any reason in a manner acceptable to the Index Sponsor;

•     the Index Sponsor determines, in its sole discretion, that the futures contract underlying any Reference Index has ceased (or will cease) to be publicly quoted for any reason in a manner acceptable to the Index Sponsor;

•     the Index Sponsor determines, in its sole discretion, that (a) a change in the quality, construction, composition, or calculation methodology of the closing price of any futures contract underlying the Index and/or a Reference Index has occurred, and/or (b) any event or measure that results in such futures contract and/or Reference Index being changed or altered has occurred;

•     the Index Sponsor deems it necessary, at any time and in its sole discretion, to replace any futures contract underlying the Index and/or a Reference Index with an appropriate successor or appropriate successors in order to maintain the objectives of the Index;

•     the Index Sponsor determines, at any time, that as a result of a change in taxation (including, but not limited to, any tax imposed on the Index Sponsor or its affiliates), it is necessary to change such futures contract or the methodology used to compose or calculate the Index;

•     an Index Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; and/or

•     any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an Index Disruption Event:

•     a limitation on the hours or numbers of days of trading on the relevant exchanges, trading facilities or markets, but only if the limitation results from an announced change in the regular business hours of the relevant exchanges, trading facilities or markets.

Reference Index Change Events

If a Reference Index Change Event (as defined below) occurs, the Index Sponsor shall modify the Index in order to reflect the changes to the corresponding Reference Index, except in circumstances where, as a result of such changes:

•     the Index would cease to be a “tradable” Index that is readily accessible to market participants; and/or

•     it would be impossible or impractical for the Index Sponsor to continue to apply the Pure Beta Series 2 Methodology in each case as determined in the sole discretion of the Index Sponsor, in which case the Index Sponsor may, in its sole discretion:

•     make such determinations and/or adjustments to the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index; or

•     continue to use the version of the Index that was used by the Index Sponsor to calculate the level of the Index immediately prior to the Reference Index Change Event.

A “Reference Index Change Event” means any change to any Reference Index made by the Index Sponsor, as determined by the Index Sponsor in its sole discretion, including, without limitation, the inclusion of a new Index Commodity in a Reference Index.

Index Force Majeure Events

If, on any index business day, an Index Force Majeure Event (as defined below) occurs that, in the sole discretion of the Index Sponsor, affects the Index, the Index Sponsor may, in order to take into account such Index Force Majeure Event:

•     make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the Index Sponsor considers necessary in order to maintain the objectives of the Index, or (b) the level of the Index as the Index Sponsor considers appropriate; and/or

•     defer publication of the level of the Index and any other information relating to the Index until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the Index and/or any futures contract underlying the Index and/or any Reference Index.

Change in Methodology

While the Index Sponsor currently employs the methodology described in this pricing supplement to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The Index Sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the Index Sponsor elects to make a modification or change in the methodology, the Index Sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above.

Termination

The Index Sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and/or publication of the level of the Index.

Errors

The Index Sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the Index Sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Adjustments

The Index Sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the level of the Index and the frequency of publication of the level of the Index.

Disclaimer

The Index Sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the Index Sponsor shall have no liability for any errors, omissions, or interruptions therein.

The Index Sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index.  The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein.  Without limiting any of the foregoing, in no event shall the Index Sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the Index Sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such level) and any use to which any person may put the Index or the Index level. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the Index Sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factors. Other factors that may influence the market value of the ETNs include, but are not limited to, prevailing spot prices for the relevant commodities and prices of the index components; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory; the level of contango or backwardation in the markets for the relevant commodity futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts; the time remaining to maturity of the ETNs; the volatility of the Index, the market prices of the index components and the prices of the relevant commodities; economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of the futures contracts; the general interest rate environment; the perceived creditworthiness of Barclays Bank PLC; or supply and demand in the listed and over-the-counter commodity derivative markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day.  Intraday indicative value differs from closing indicative value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the Index Sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee and the futures execution cost for the ETNs at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee or the futures execution cost during the course of the current day. The intraday indicative value is calculated and published by ICE Data Services, LLC (the “IIV calculation agent”), or a successor under the ticker symbol BCM.IV.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

In connection with the ETNs, we use the term “intraday indicative value” to refer to the value at a given time determined based on the following equation:

Intraday Indicative Value  =  Closing Indicative Value on the immediately preceding calendar day  X  Current Daily Index Factor where:

Closing Indicative Value  =  The closing indicative value of the ETNs as described in this pricing supplement;

Current Daily Index Factor  =  The most recent published level of the Index as reported by the Index Sponsor  /  the closing level of the Index on the immediately preceding trading day; and

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs.  The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative value. See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the futures execution cost or the investor fee that may have accrued over the course of such trading day. Published Index levels from the Index Sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative value for the ETNs. Index levels provided by the Index Sponsor will not necessarily reflect the depth and liquidity of the underlying commodities markets. For this reason and others, the actual trading price of the ETNs may be different from their intraday indicative value.

As discussed in “Specific Terms of the ETNs – Payment Upon Holder Redemption and Upon Issuer Redemption,” you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment on such date in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date. You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. The closing indicative feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

The IIV calculation agent is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The closing indicative value, the intraday indicative value and other information furnished in connection with the ETNs will be derived from sources deemed reliable, but the IIV calculation agent and its suppliers do not guarantee the correctness or completeness of the closing indicative value, the intraday indicative value or other information furnished in connection with the ETNs. THE IIV CALCULATION AGENT MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS, HOLDERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CLOSING INDICATIVE VALUE, THE INTRADAY INDICATIVE VALUE OR ANY DATA INCLUDED THEREIN WITH RESPECT TO THE ETNS.  THE IIV CALCULATION AGENT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CLOSING INDICATIVE VALUE, THE INTRADAY INDICATIVE VALUE OR ANY DATA INCLUDED THEREIN WITH RESPECT TO THE ETNs.

The IIV calculation agent and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of either the IIV calculation agent or its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the closing indicative value, the intraday indicative value or any data included therein with respect to the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The IIV calculation agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the closing indicative value, the intraday indicative value or any data included therein with respect to the ETNs, from whatever cause.  The IIV calculation agent is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the senior debt securities indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time.  This pricing supplement summarizes specific financial and other terms that apply to the ETNs.  Terms that apply generally to all medium-term notes are described in “Summary—Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement.  The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $50.

Payment at Maturity

If you or we have not previously redeemed your ETNs, you will receive a cash payment in U.S. dollars at maturity per ETN in an amount equal to the applicable closing indicative value on the final valuation date for your ETNs.

Inception, Issuance and Maturity

The ETNs were first sold on April 20, 2011, which we refer to as the “inception date.” The ETNs was first issued on April 26, 2011, and will be due on April 18, 2041.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “– Market Disruption Events” below.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Holder Redemption and Upon Issuer Redemption

Prior to maturity, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 50,000 ETNs for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer) to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you redeem your ETNs on a particular redemption date, you will receive a cash payment in U.S. dollars per ETN on that date in an amount equal to the applicable closing indicative value on the applicable valuation date. You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. We may from time to time in our sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 ETNs. Any such reduction will be applied on a consistent basis for all holders of ETNs at the time the reduction becomes effective.

Notwithstanding the foregoing, beginning after the close of trading on February 28, 2020 we have reduced the minimum redemption amount to 5,000 ETNs.  Our reduction of the minimum redemption amount will be available to any and all holders of the ETNs on such early redemption dates and will remain in effect until February 28, 2022, unless extended at Barclays’ sole discretion.  We may, at any time and in our sole discretion, make further modifications to the minimum redemption amount, including, among others, to reinstate the minimum redemption amount of 50,000 ETNs for all redemption dates after such further modification.  Any such modification will be applied on a consistent basis for all holders of the ETNs at the time such modification becomes effective.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the applicable closing indicative value on the applicable valuation date.

In the event that payment upon early redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

The “closing indicative value” per ETN for the ETNs on any given calendar day will be calculated in the following manner:  The closing indicative value on the inception date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value per ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day minus (4) the applicable futures execution cost on such calendar day.

The “daily index factor” for the ETNs on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the underlying Index on the immediately preceding index business day.

The “investor fee” per ETN is calculated in the following manner:

The investor fee per ETN on the inception date was zero.  On each subsequent calendar day until and including August 31, 2016, the investor fee per ETN was equal to (1) 0.75% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  For the period beginning on, but excluding, August 31, 2016 and ending on, and including, the redemption date or the maturity date, the investor fee per ETN on any calendar day will be equal to (1) 0.60% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the applicable daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.75% per year for the period from the inception date to, and including, August 31, 2016 or 0.60% per year for the period beginning after August 31, 2016.  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

The “futures execution cost” is designed to approximate the estimated costs of maintaining a rolling position in the futures contracts underlying the Index. The futures execution cost per ETN on any given calendar day will be calculated in the following manner:  The futures execution cost for the ETNs on the inception date will equal zero.  On each subsequent calendar day until maturity or early redemption of the ETNs, the futures execution cost for each

ETN will be equal to (1) 0.10% times (2) the applicable closing indicative value on the immediately preceding calendar day times (3) the daily index factor on such calendar day (or, if such day is not an index business day, one) divided by (4) 365. The net effect of the futures execution cost accumulates over time and is subtracted at the rate of 0.10% per year.  Because the net effect of the futures execution cost is a fixed percentage of the value of each ETN, the aggregate effect of the futures execution cost will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

An “index business day” for the Index is a day on which the Index is calculated, as determined by the NYSE Holiday & Hours schedule, as published on https://www.nyse.com/markets/hours-calendars or any successor website thereto.

A “valuation date” is each business day from April 20, 2011 to April 15, 2041, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five trading days.  We refer to April 15, 2041 as the “final valuation date.”

Redemption Date for Holder Redemption

In the case of holder redemption, a redemption date is the third business day following a valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Redemption Date for Issuer Redemption

In the case of issuer redemption, a redemption date is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

Trading Day

A trading day is a day on which (i) the level of the Index to which the ETNs are linked is published by the Index Sponsor, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the markets on which the futures contracts underlying the Index are traded, in each case as determined by the calculation agent in its sole discretion.

Early Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person with whom you hold your ETNs to take the following steps:

•       deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;

•       deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•       instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative value, facing Barclays DTC 229; and

•       cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your ETNs on a redemption date that is later in time than the redemption date resulting from our subsequent election to exercise our issuer redemption right, your election to redeem your ETNs will be deemed to be ineffective, and your ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or after inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the fifth trading day prior to the redemption date (subject to postponement in the event of a market disruption event as described below in this pricing supplement), and the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

The redemption value for the ETNs is determined according to a formula which relies upon the closing indicative value for the ETNs and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value of your ETNs prior to your election to redeem.  The redemption value of the ETNs may be below the most recent intraday indicative value or closing indicative value of the ETNs at the time when you submit your redemption notice.

Market Disruption Events

As set forth under “– Payment at Maturity” and “– Payment Upon Holder Redemption and Upon Issuer Redemption” above, the calculation agent will determine the level of the Index on each valuation date, including the final valuation date.

As described above, a valuation date may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of any index component. If such a postponement occurs, the value of the index components unaffected by the market disruption event shall be determined on the scheduled valuation date, and the value of the affected index component shall be determined using the closing value of the affected index component on the first trading day after that day on which no market disruption event occurs or is continuing.  In no event, however, will a valuation date be postponed by more than five trading days.

If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the level of the Index for such day.

Any of the following will be a market disruption event:

•       a material limitation, suspension or disruption in the trading of any index component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•       the daily contract reference price for any index component is a “limit price,” which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•       failure of the applicable trading facility or other price source to announce or publish the daily contract reference price for an index component; or

•       any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the ETNs that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

The following events will not be market disruption events:

•       a limitation on the hours or numbers of days of trading on a trading facility on which any index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•       a decision by a trading facility to permanently discontinue trading in any index component.

Default Amount on Acceleration

If an event of default occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the principal amount of the ETNs outstanding as their principal amount. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitations on Suits.”

Default Amount

The default amount for your ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to such ETNs. That cost will equal:

•       the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•       the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of such ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the ETNs, which we describe below, the holders of such ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•       no quotation of the kind referred to above is obtained, or

•       every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•       A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•       P-1 or higher by Moody’s Investors Service, or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We may consolidate the additional securities to form a single class with the outstanding ETNs. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time. We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time.  If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

Discontinuance or Modification of the Index

If the Index Sponsor discontinues publication of the Index and it or any other person or entity publishes an index that the calculation agent determines is comparable to the discontinued

Index and approves as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index, or that the closing level of the Index is not available because of a market disruption event or for any other reason, on the date on which the level of the Index is required to be determined, or if for any other reason the Index is not available to us or the calculation agent on the relevant date, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the index components of the Index or the method of calculating the Index has been changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of index components, and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason—then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the level of the Index and the amount payable at maturity or upon early redemption or otherwise relating to the level of the Index may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the

ETNs are surrendered to the Trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of DTC.

Business Day

When we refer to a business day, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

When we refer to an index business day with respect to the ETNs, we mean a day on which (1) it is a business day in New York and (2) the CBOE is open.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, index business days, trading days, valuation dates, the daily index factor, the futures execution cost, the investor fee, the default amount, the level of the Index on any valuation date, the closing indicative value of the ETNs on any valuation date, the maturity date, redemption dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final, conclusive and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds and Hedging.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•       acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the index components (including the underlying physical commodities) or the Index;

•       acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices, contracts or commodities; or

•       any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs.  In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the

ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on index components (including the underlying physical commodities) or listed or over-the-counter options, futures, or other instruments linked to the level of the index components or the Index, as well as other indices designed to track the performance of the Index or other components of the commodities market.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the ETNs from time to time and the amount payable at maturity or upon early redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and, when read in combination therewith, is the opinion of Davis Polk & Wardwell LLP, our special tax counsel. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This section applies to you only if you are a U.S. Holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income. This section does not apply to you if you are a member of a class of U.S. Holders subject to special rules, such as:

•     a dealer in securities;

•     a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•     a financial institution;

•     an insurance company;

•     a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively ;

•     a “regulated investment company” as defined in Code Section 851;

•     a “real estate investment trust” as defined in Code Section 856;

•     a partnership or other pass-through entity;

•     a person that owns an ETN as part of a straddle or conversion transaction for tax purposes or that has entered into a “constructive sale” with respect to the ETN; or

•     a person whose functional currency for tax purposes is not the U.S. dollar.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of your partners and your activities.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You are a U.S. Holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•     a citizen or individual resident of the United States;

•     a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia;

•     an estate whose income is subject to U.S. federal income tax regardless of its source; or

•     a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, which is based on current market conditions, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments.  If the ETNs are so treated, you should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, early redemption, or “deemed exchange” as described below. You should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. This capital gain or loss should be long-term capital gain or loss if you have held the ETN for more than one year at that time.  The deductibility of capital losses is subject to limitations. Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis therein on the relevant roll date or Index rebalance date. Any gain recognized on a deemed exchange should be capital gain. You should consult your tax advisor regarding the possible U.S. federal income tax consequences of Index rolls or rebalancings.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes.  Therefore the IRS might assert that your ETNs should be treated in a manner that differs from that described above. For example, the IRS might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your ETNs were so treated, regardless of whether you are an accrual-method or cash-

method taxpayer, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, exchange, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.  Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of your ETNs. For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs.

Moreover, it is possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components.  In this case, it is possible that Code Section 1256 could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

It is also possible that the IRS could assert that the ETNs should be treated as partially giving rise to “collectibles” gain or loss if you hold the ETNs for more than one year.

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice that may affect the taxation of the ETNs.  According to the notice, the U.S. Treasury Department and the IRS are actively considering whether the beneficial owner of an instrument such as the ETNs should be required to accrue ordinary income on a current basis.   The notice also states that the U.S. Treasury Department and the IRS are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. investors in instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Code Section 1260 might be applied to such instruments.

It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

“Specified Foreign Financial Asset” Reporting

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are held for investment and not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.   Holders are

urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers may then resell ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus, prospectus supplement and prospectus addendum) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Barclays Capital Inc., or another affiliate of ours, or a third party distributor, may purchase and hold some of the ETNs for subsequent resale at variable prices after the initial issue date of the ETNs. In offering ETNs for sale after the initial issue date of the ETNs, there may be circumstances where investors may be offered ETNs from one distributor (including Barclays Capital Inc. or an affiliate) at a more favorable price than from other distributors. Furthermore, from time to time, Barclays Capital Inc. or an affiliate may offer and sell ETNs to purchasers of a large quantity of the ETNs at a more favorable price than it would offer to a purchaser acquiring a smaller quantity of the ETNs.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF HOLDER REDEMPTION

To:  ipathredemptions@barclays.com

Subject:  iPath® Notice of Holder Redemption, CUSIP No. 06740P114

[BODY OF EMAIL]

Name of holder:  [ ]

Number of ETNs to be redeemed:  [ ]

Applicable Valuation Date:  [ ], 20[ ]

Contact Name:  [ ]

Telephone #:  [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF HOLDER REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:      212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, iPath® Exchange-Traded Notes (the “ETNs”) due April 18, 2041, CUSIP No. 06740P114, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 229 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:____________________

DTC # (and any relevant sub-account): ______________________________________
Contact Name:
Telephone:

(You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

BARCLAYS BANK PLC

$250,000,000 iPath® Pure Beta Broad Commodity ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

_________________

Pricing Supplement dated October 14, 2020

(to Prospectus dated August 1, 2019, Prospectus Supplement dated August 1, 2019, and Prospectus Addendum dated May 11, 2020)